Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-149378

Prospectus supplement

To prospectus dated March 3, 2008

Standard Pacific Corp.

$300,000,000 8 3/8 % senior notes due 2018

Interest payable May 15 and November 15

Issue Price: 100.00%

We are offering $300 million of our 8 3/8% Senior Notes due 2018 (the “notes”). The notes will be our senior obligations and will be initially secured, on an equal and ratable basis with our obligations under our bank credit facilities and outstanding senior notes, by a pledge of the equity interests of certain of our subsidiaries. The notes will be guaranteed on a senior basis by our subsidiaries that have guaranteed our existing senior notes except for one subsidiary that does not have active business operations, and such guarantees will be unsecured except for the guarantee of one guarantor, which will be secured by a pledge of the equity interests of certain of its subsidiaries. The notes will bear interest at a rate of 8 3/8% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2010. The notes will mature on May 15, 2018, unless earlier repurchased.

The notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, pursuant to a make-whole provision as described under “Description of notes—Optional redemption.” The notes will be our general senior obligations and will rank equally in right of payment to all of our existing and future general senior obligations, senior to current and future obligations of the Company or the subsidiary guarantors that may be subordinated to the notes, effectively senior to the rights of unsecured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing the notes and the guarantees (together with other debt secured by the same collateral), effectively subordinate to any of our other secured obligations to the extent of the value of the collateral securing such other obligations and structurally subordinate to obligations of our subsidiaries that are not guarantors.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Concurrently with this offering we are conducting a tender offer for any and all of our outstanding 7 3/4% senior notes due 2013 pursuant to a separate offer to purchase dated April 20, 2010.

Investing in our securities involves risks. See “Risk factors” beginning on page S-13 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note(1)	Total

Public Offering Price	100.000%	$300,000,000

Underwriting Discount	1.375%	$4,125,000

Proceeds to Standard Pacific, before expenses	98.625%	$295,875,000

(1)	Plus accrued interest, if any, from May 3, 2010.

We expect to deliver the notes to investors through the book-entry facilities of The Depository Trust Company on or about May 3, 2010.

Sole bookrunning manager

J.P.Morgan

Co-manager

Broadpoint.Gleacher

April 21, 2010

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus supplement and the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

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It is expected that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which is the eighth business day following the date of pricing of the notes (such settlement cycle being referred to as “T + 8”). You should note that trading of the notes on the date of pricing or the next five succeeding business days may be affected by the T + 8 settlement. See “Underwriting.”

About this prospectus supplement

Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to Standard Pacific Corp. and its subsidiaries. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference under “Incorporation of certain documents by reference.”

This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general descriptions set forth in the attached prospectus. This prospectus supplement may also update or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply.

Where you can find more information

Standard Pacific Corp. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

In addition, Standard Pacific Corp.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

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Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Report on Form 8-K filed February 4, 2010; and

•	our definitive Proxy Statement, in connection with our 2010 Annual Meeting of Stockholders, filed April 2, 2010.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus supplement is a part. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

Standard Pacific Corp.

26 Technology Drive

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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Forward-looking statements

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC may also contain such forward-looking statements. These statements, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	the alignment of our overhead structure with current delivery levels and our speculative starts with sales;

•	our belief that our restructuring activities are substantially complete and the amount of savings that will result from such restructuring;

•	our efforts to generate cash, reduce real estate inventories and to better align our land supply with the current levels of new housing demand;

•	the potential need for, and magnitude of, unanticipated joint venture expenditures requiring the use of our funds;

•	our ability to obtain reimbursement from our partners for their share of joint venture remargin obligations;

•	the potential for additional impairments and further deposit and capitalized preacquisition cost write-offs;

•	our ability to renegotiate, restructure or extend joint venture loans on acceptable terms;

•	a slowdown in demand and a decline in new home orders;

•	housing market conditions and trends in the geographic markets in which we operate;

•	our expectations about sales orders, sales cancellation rates, and the value and delivery of our backlog;

•	the likelihood that we will be required to complete lot takedowns on uneconomic terms;

•	the future availability of lot option structures;

•	our ability to obtain surety bonds, the need to provide security to obtain surety bonds, and the impact on our liquidity;

•

the sufficiency of our capital resources and ability to access additional capital, including the sufficiency of unrestricted funds available to satisfy joint venture obligations and make other restricted payments;

•	continuation of our historical leverage trends;

•	our exposure to loss with respect to land under purchase contract and optioned property;

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•	the extent of our liability for variable interest entity obligations and the estimates we utilize in making variable interest entity determinations;

•	expected performance by derivative counterparties;

•	estimated remaining cost to complete the infrastructure of our projects;

•	future warranty costs;

•	litigation outcomes and related costs;

•	our ability to comply with the covenants contained in our debt instruments;

•	the estimated fair value of our swap agreements;

•	the market risk associated with loans originated by Standard Pacific Mortgage;

•	plans to purchase our notes prior to maturity and to engage in debt exchange transactions;

•	our intention to continue to utilize joint venture arrangements;

•	our future marketing plans and strategies;

•	trends relating to forced mortgage loan repurchases;

•	the extent and magnitude of our exposure to claims or liabilities arising from defective Chinese drywall;

•	changes to our unrealized tax benefits;

•	the expected equity award forfeiture rates and vesting periods of unrecognized compensation expense;

•	our ability to realize the value of our deferred tax assets; and

•	the impact of recent accounting standards.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied. Such factors include, but are not limited to, the following:

•

local and general economic and market conditions, including consumer confidence, employment rates, interest rates, housing affordability, the cost and availability of mortgage financing, and stock market, home and land valuations;

•	the supply and pricing of homes available for sale in the new and resale markets;

•	the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict;

•	the cost and availability of suitable undeveloped land, building materials and labor;

•	the cost and availability of construction financing and corporate debt and equity capital;

•	our significant amount of debt and the impact of restrictive covenants in our debt instruments and our ability to comply with these covenants;

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•	potential adverse market and lender reaction to our financial condition and results of operations;

•	a negative change in our credit rating or outlook;

•	the demand for single-family homes;

•	cancellations of purchase contracts by homebuyers;

•	the cyclical and competitive nature of our business;

•	governmental regulation, including the impact of “slow growth,” “no growth,” or similar initiatives;

•	delays in the land entitlement and other approval processes, development, construction, or the opening of new home communities;

•	adverse weather conditions and natural disasters;

•	environmental matters;

•	risks relating to our mortgage financing operations, including hedging activities;

•	future business decisions and our ability to successfully implement our operational, growth and other strategies;

•

risks relating to our unconsolidated joint ventures, including restricted payment, entitlement, development, contribution, completion, financing (including remargining), investment, partner dispute and consolidation risk;

•	risks relating to acquisitions;

•	litigation and warranty claims; and

•

other risks discussed in this prospectus supplement, including those under the heading “Risk factors,” and our filings with the SEC, including in our most recent Annual Report on Form 10-K and subsequent Form 10-Qs.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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Summary

The following summary highlights selected information about us and the offering and does not contain all the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in its entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus supplement. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.”

The Company

We are a geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan markets in California, Florida, Texas, the Carolinas, Arizona, Colorado and Nevada and have built homes for more than 110,000 families during our 44-year history.

In 2009, the percentages of our home deliveries by state (including deliveries by unconsolidated joint ventures) were as follows:

State	Percentage of deliveries

California	41%
Florida	22
Texas	12
Carolinas	12
Arizona	8
Colorado	4
Nevada	1

Total	100%

In addition to our core homebuilding operations, we also have a mortgage banking subsidiary that originates loans for our homebuyers that are generally sold in the secondary mortgage market and a title services subsidiary that acts as a title insurance agent performing title examination services for our Texas homebuyers.

Recent developments

First quarter financial results

On April 19, 2010, we reported operating results for our first quarter ended March 31, 2010. For the 2010 first quarter, we generated a net loss of $5.1 million, or $0.02 per diluted share, compared to a net loss of $49.5 million, or $0.21 per diluted share, for the year earlier period. The primary drivers of the improved operating performance were higher gross margins, reduced asset impairments, higher average sales price and lower overhead costs. The 2009 first quarter results included $30.8 million of asset impairment charges, $14.1 million of restructuring charges and a $5.2 million gain on the early extinguishment of debt. The 2010 first quarter did not include any asset impairment or restructuring charges.

Homebuilding revenues for the 2010 first quarter were $175.4 million, down 16% from $209.5 million for the 2009 first quarter. The decrease in homebuilding revenues was driven primarily by a 22% decline in new home deliveries to 537 homes (exclusive of joint ventures). The decrease in deliveries was partially due to the significant reduction in the number of completed and unsold homes available for sale at the beginning of the 2010 first quarter as compared to the year earlier period and, to a lesser extent, a 7% decline in the 2010 first quarter beginning backlog as compared to the prior year period. The decline in deliveries was partially offset by a 9% increase in consolidated average home price to $326,000, largely due to a greater proportion of homes delivered within California during the quarter as compared to the 2009 first quarter.

Gross margin from home sales for the 2010 first quarter was 22.7% versus a gross margin from home sales of 4.6% for the year earlier period. Excluding $26.3 million of inventory impairments for the 2009 first quarter, the adjusted gross margin from home sales for the year earlier period was 17.4% (please see the table set forth below reconciling this measure, which is not a U.S. generally accepted accounting principles (“GAAP”) financial measure, to our gross margin from home sales). The 530 basis point improvement in the 2010 first quarter gross margin from home sales was primarily the result of a larger mix of California deliveries, lower direct construction costs and, to a lesser extent, price increases in California. Excluding impairments and previously capitalized interest costs, adjusted gross margin from home sales was 29.2% for the 2010 first quarter versus 23.7% for the 2009 first quarter (please see the table set forth below reconciling this non-GAAP measure to our gross margin from home sales).

The table set forth below reconciles our homebuilding gross margin and gross margin percentage from home sales for the three months ended March 31, 2010 and 2009, to adjusted homebuilding gross margin and adjusted gross margin percentage from home sales, excluding housing inventory impairment charges and interest amortized to cost of home sales:

	Three Months Ended
(Dollars in thousands)	March 31, 2010	Gross Margin %	March 31, 2009	Gross Margin %

Homebuilding gross margin	$39,863	22.7%	$8,098	3.9%
Less: Land sale revenues	(456)		(3,302)
Add: Cost of land sales	253		4,735

Gross margin from home sales	39,660	22.7%	9,531	4.6%
Add: Housing inventory impairment charges	—		26,332

Gross margin from home sales, excluding impairment charges	39,660	22.7%	35,863	17.4%
Add: Capitalized interest included in cost of home sales	11,363	6.5%	12,958	6.3%

Gross margin from home sales, excluding impairment charges and interest amortized to cost of home sales	$51,023	29.2%	$48,821	23.7%

We believe that the measures described above, which exclude land sales, housing inventory impairment charges and capitalized interest included in cost of home sales, are useful to management and investors as they provide a perspective on the underlying operating performance of our homebuilding business by excluding these charges and provide comparability with our peer group. However, it should be noted that such measures are not GAAP financial measures and other companies in the homebuilding industry may calculate these measures differently. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.

Our 2010 first quarter SG&A expenses (including Corporate G&A) decreased $19.6 million, or 37%, to $32.8 million from $52.4 million in the 2009 first quarter. Our 2009 first quarter SG&A expenses included $12.0 million in restructuring charges related to severance and lease terminations. Our 2010 first quarter SG&A rate from home sales was 18.7% versus 25.4% for the 2009 first quarter. Excluding the $12.0 million of restructuring charges for the 2009 first quarter, the adjusted first quarter rate for 2009 was 19.6% (please see the table set forth below reconciling this non-GAAP measure to our SG&A rate). The reduction in our SG&A expenses was primarily the result of lower personnel costs, commissions and model costs.

The table set forth below reconciles our SG&A expenses to our adjusted SG&A expenses, excluding restructuring charges.

	Three Months Ended
(Dollars in thousands)	March 31, 2010	March 31, 2009

Selling, general and administrative expenses	$32,752	$52,379
Less: Restructuring charges	—	(12,001)

Selling, general and administrative expenses, excluding restructuring charges	$32,752	40,378

SG&A as a % of home sales, excluding restructuring charges	18.7%	19.6%

We believe that the measures described above, which exclude restructuring charges, are useful to management and investors as they provide a perspective on the underlying operating performance of the business excluding these charges. However, it should be noted that such measures are not GAAP financial measures and other companies in the homebuilding industry may calculate these measures differently. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.

We generated $33.6 million of cash flows from operations for the 2010 first quarter versus $129.0 million for the year earlier period. The decline in cash flows as compared to the 2009 first quarter was driven primarily by a $47.1 million increase in land purchases and a 22% decline in deliveries resulting from a decrease in the number of unsold completed and under construction homes available for sale as of December 31, 2009 as compared to December 31, 2008. Cash flows from operations for the three months ended March 31, 2010 and 2009 included $50.8 million and $3.7 million, respectively, of land purchases and $108 million and $114 million, respectively, of federal tax refunds.

Net new orders (excluding joint ventures) for the 2010 first quarter increased 3% from the 2009 first quarter to 759 homes, despite a 20% decrease in the number of average active selling communities, from 158 to 126. Our monthly sales absorption rate for the 2010 first quarter was 2.0 per community compared to 1.5 per community for the 2009 first quarter. Our cancellation rate for the 2010 first quarter was 15% versus 24% for the 2009 first quarter and 21% for the 2009 fourth quarter. The total number of sales cancellations for the 2010 first quarter was 133, of which 60 cancellations related to homes in our 2010 first quarter beginning backlog and 73 related to orders generated during the quarter.

The dollar value of our backlog at the end of the 2010 first quarter (excluding joint ventures) increased 31% to $278.3 million, or 821 homes, compared to $212.2 million, or 689 homes, for the 2009 first quarter. The increase in backlog value was driven primarily by an increase in the number and average price of California homes in backlog and, to a lesser extent, increased sales during the quarter.

Concurrent tender offer and redemptions

Concurrently with the offering of the notes, pursuant to a separate offer to purchase, dated April 20, 2010, we are conducting a cash tender offer, which we refer to as the Tender Offer, for any and all of our outstanding 7¾% senior notes due 2013, which we refer to herein as the 2013 notes. After the completion of the Tender Offer, we intend to redeem any remaining outstanding 2013 notes in accordance with the terms of the indenture under which the 2013 notes were issued. We plan to use the proceeds from this offering to purchase the 2013 notes in the Tender Offer and redemption, as described more fully below in “Use of proceeds.” The consummation of the Tender Offer is subject to a number of conditions, including the receipt of proceeds in this offering. The Tender Offer will expire at 11:59 p.m., New York City Time, on May 18, 2010, unless extended.

We also intend to use a portion of the offering proceeds to redeem any and all of our 6 1/2% senior notes due 2010 and our 6 7/8% senior notes due 2011, which we refer to as our 2010 and 2011 notes, respectively, each in accordance with the terms of the indenture under which the 2010 notes and the 2011 notes were issued.

This prospectus supplement does not constitute an offer to purchase or the solicitation of an offer to sell our 2013 notes or a notice of redemption for the 2010, 2011 or 2013 notes.

Corporate information

Our principal executive offices are located at 26 Technology Drive, Irvine, California 92618, and our telephone number is (949) 789-1600.

The offering

The following summary contains basic information about this offering and the notes. It may not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement and the accompanying prospectus entitled “Description of notes” and “Description of Securities.”

Issuer	Standard Pacific Corp.

Securities	$300,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2018, which we refer to herein as the notes.

Offering Price	Each note will be issued at a price of 100.00% of its principal amount plus accrued interest, if any, from May 3, 2010.

Maturity	May 15, 2018.

Interest Rate	8 3/8% per year. Interest will be payable in cash on May 15 and November 15 of each year, beginning on November 15, 2010.

Ranking	The notes will be our and the subsidiary guarantors’ general senior obligations and will be secured by a pledge of the stock of certain of our subsidiaries that secure our outstanding credit facilities and notes. Your right to payment under the notes and the subsidiary guarantees will:

•	rank equally in right of payment with all existing and future general obligations of the Company or the subsidiary guarantors (on a pari passu basis);

•	be senior to the rights of creditors under those debts, if any, expressly subordinated to the notes;

•	together with the other debt secured thereby, effectively senior to the rights of unsecured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing the notes and the guarantees;

•	be effectively subordinate to any secured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing such obligations (other than collateral that also secures the notes and guarantees); and

•	be structurally subordinate to obligations of subsidiaries of the Company that are not guarantors.

At March 31, 2010, after giving pro forma effect to the offering (and assuming that all of the 2013 notes are tendered and accepted for purchase in the Tender Offer, that all of the 2010 and 2011 notes are redeemed and $105.3 million of intercompany indebtedness is repaid with the net proceeds of the offering), we and the subsidiary guarantors would have had $1,247.4 million of debt outstanding (including the notes, but excluding indebtedness relating to our mortgage banking operations and indebtedness relating to liabilities from inventories not owned), $1.1 million of which would have been secured and effectively senior to the notes, $0.1 million of which is unsecured and would rank equally with the notes (except to the extent of the collateral securing the notes and the guarantees) and $116.1 million of which would have been subordinated to the notes, including our 6% senior subordinated convertible notes due 2012.

Our unconsolidated joint venture borrowings are subject to credit enhancements that we provide with respect to such borrowings and other obligations under the applicable joint venture agreements. At March 31, 2010, these joint ventures had outstanding borrowings recourse to us of approximately $37.5 million and nonrecourse borrowings of approximately $178.6 million. The notes will rank equally in right of payment with our obligations in respect of such credit enhancements (except to the extent of the collateral securing the notes and the guarantees).

The notes will also be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. At March 31, 2010, assuming we had completed this offering on such date and giving effect to the application of the estimated net proceeds of this offering, the liabilities of our subsidiaries that are not subsidiary guarantors would have been approximately $39.9 million (excluding indebtedness relating to our mortgage banking operations).

Guarantees	The notes will be guaranteed on a senior basis by our subsidiaries that have guaranteed or may in the future guarantee our existing senior notes and senior subordinated notes, except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations. The guarantee of Standard Pacific Orange County, Inc. will be secured by the equity interests of certain of its subsidiaries.

Redemption at our Option	We may redeem any or all of the notes at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the notes to the redemption date.

Change of Control Triggering Event	Upon a “change of control triggering event” as described in the section “Description of notes—Change of Control Triggering Event,”

you will have the right to require us to repurchase some or all of your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. A change of control triggering event occurs when both a change of control and a ratings decrease event occur. We cannot assure you that, upon a change of control triggering event, we will have sufficient funds to repurchase any or all of your notes.

Absence of a Public Market for the Notes	The notes will be a new issue of securities. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We cannot assure you that any active or liquid market will develop for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. See “Underwriting.”

Certain Indenture Provisions.	The Indenture governing the notes will contain covenants limiting our and some of our subsidiaries’ ability to incur secured indebtedness, enter into sale and leaseback transactions and invest in unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. See “Description of notes—Certain covenants.”

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes will be approximately $296 million (net of underwriting discounts and commissions). We intend to use a portion of the offering proceeds to purchase through the Tender Offer any and all of our outstanding 2013 notes. After the completion of the Tender Offer, we intend to redeem, in accordance with the terms of the indenture under which the 2013 notes were issued, any remaining 2013 notes not validly tendered and accepted for payment. We also intend to use a portion of the offering proceeds to redeem any and all of our outstanding 2010 notes and any and all of our outstanding 2011 notes, each in accordance with the terms of the indenture under which the 2010 notes and the 2011 notes were issued. The remaining proceeds will be used to repay approximately $105.3 million of our outstanding intercompany indebtedness, which at April 21, 2010, totaled $129.5 million.

U.S. federal income tax considerations	The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. A United States holder of a note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. federal income tax considerations.”

Risk Factors	Investing in our securities involves risks. See “Risk factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial information and operating data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2009 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the three months ended March 31, 2010 and 2009, is derived from our unaudited condensed consolidated financial statements. Operating results for the three months ended March 31, 2010 are not necessarily indicative of results that may be expected for the full fiscal year. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2009 that is incorporated herein by reference. See “Where you can find more information.”

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2010	2009	2009	2008	2007

Income Statement Data
Homebuilding:
Home sale revenues	$174,913	$206,233	$1,060,502	$1,521,640	$2,607,824
Land sale revenues	456	3,302	105,895	13,976	281,009

Total revenues	175,369	209,535	1,166,397	1,535,616	2,888,833

Cost of home sales	(135,253)	(196,702)	(907,058)	(2,107,758)	(2,520,264)
Cost of land sales	(253)	(4,735)	(117,517)	(124,786)	(568,539)

Total cost of sales	(135,506)	(201,437)	(1,024,575)	(2,232,544)	(3,088,803)

Gross margin	39,863	8,098	141,822	(696,928)	(199,970)

Gross margin percentage	22.7%	3.9%	12.2%	(45.4% )	(6.9% )

Selling, general and administrative expenses	(32,752)	(52,379)	(191,488)	(305,480)	(387,981)
Income (loss) from unconsolidated joint ventures	(434)	3,089	(4,717)	(151,729)	(190,025)
Interest expense	(11,985)	(11,041)	(47,458)	(10,380)	—
Gain (loss) on early extinguishment of debt	—	5,191	(6,931)	(15,695)	1,087
Other income (expense)	424	(767)	(2,296)	(57,628)	(69,697)

Homebuilding pretax loss	(4,884)	(47,809)	(111,068)	(1,237,840)	(846,586)

Financial Services:
Revenues	2,298	2,050	13,145	13,587	16,677
Expenses	(2,429)	(2,995)	(11,817)	(13,659)	(16,045)
Income from unconsolidated joint ventures	—	—	119	854	1,050
Other income	33	41	139	234	611

Financial services pretax income	(98)	(904)	1,586	1,016	2,293

Loss from continuing operations before income taxes	(4,982)	(48,713)	(109,482)	(1,236,824)	(844,293)
(Provision) benefit for income taxes	(89)	(255)	96,265	5,495	149,003

Loss from continuing operations	(5,071)	(48,968)	(13,217)	(1,231,329)	(695,290)
Loss from discontinued operations, net of income taxes	—	(504)	(569)	(2,286)	(52,540)
Loss from disposal of discontinued operations, net of income taxes	—	—	—	—	(19,550)

Net loss	(5,071)	(49,472)	(13,786)	(1,233,615)	(767,380)
Less: Net loss allocated to preferred shareholders	3,002	30,394	8,371	489,229	—

Net loss available to common stockholders	$(2,069)	$(19,078)	$(5,415)	$(744,386)	$(767,380)

Basic Loss Per Common Share:
Continuing operations	$(0.02)	$(0.21)	$(0.06)	$(9.12)	$(9.63)
Discontinued operations	—	—	—	(0.02)	(1.00)

Basic loss per common share	$(0.02)	$(0.21)	$(0.06)	$(9.14)	$(10.63)

Diluted Loss Per Common Share:
Continuing operations	$(0.02)	$(0.21)	$(0.06)	$(9.12)	$(9.63)
Discontinued operations	—	—	—	(0.02)	(1.00)

Diluted loss per common share	$(0.02)	$(0.21)	$(0.06)	$(9.14)	$(10.63)

Weighted Average Common Shares Outstanding:
Basic	101,836,408	92,784,541	95,623,851	81,439,248	72,157,394
Diluted	101,836,408	92,784,541	95,623,851	81,439,248	72,157,394
Weighted Average Additional Common Shares Outstanding if Preferred Shares Converted to Common Shares:(1)	147,812,786	147,812,786	147,812,786	53,523,829	—

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007

Selected Operating Data (unaudited)
New homes delivered:
California	218	218	1,344	1,668	2,189

Arizona(2)	47	72	303	540	1,029
Texas(2)	90	128	419	677	984
Colorado	25	30	147	229	388
Nevada	—	2	15	62	68

Total Southwest	162	232	884	1,508	2,469

Florida	86	160	797	883	1,314
Carolinas	71	77	440	548	946

Total Southeast	157	237	1,237	1,431	2,260

Consolidated total	537	687	3,465	4,607	6,918
Unconsolidated joint ventures(3)	13	19	112	270	499
Discontinued operations (including joint ventures)(3)	—	3	4	148	634

Total (including joint ventures)(3)	550	709	3,581	5,025	8,051

Average selling prices of homes delivered:
California	$454,000	$453,000	$434,000	$475,000	$601,000

Arizona(2)	198,000	225,000	211,000	228,000	304,000
Texas(2)	299,000	274,000	282,000	280,000	253,000
Colorado	298,000	299,000	305,000	348,000	355,000
Nevada	—	234,000	225,000	285,000	316,000

Total Southwest	270,000	261,000	260,000	272,000	292,000

Florida	188,000	192,000	190,000	209,000	267,000
Carolinas	227,000	211,000	218,000	246,000	232,000

Total Southeast	206,000	198,000	200,000	223,000	253,000

Consolidated total	326,000	300,000	306,000	330,000	377,000
Unconsolidated joint ventures(3)	492,000	538,000	517,000	525,000	565,000
Discontinued operations (including joint ventures)(3)	—	224,000	201,000	175,000	200,000

Total (including joint ventures)(3)	$330,000	$306,000	$$313,000	$336,000	$390,000
Net new orders(4):
California	290	263	1,358	1,495	2,112

Arizona(2)	60	40	274	422	593
Texas(2)	106	108	398	506	844
Colorado	29	29	123	184	363
Nevada	3	—	11	37	86

Total Southwest	198	177	806	1,149	1,886

Florida	141	179	728	810	837
Carolinas	130	115	451	492	862

Total Southeast	271	294	1,179	1,302	1,699

Consolidated total	759	734	3,343	3,946	5,697

Unconsolidated joint ventures(3)	15	50	174	197	518
Discontinued operations	—	2	3	105	522

Total (including joint ventures)(3)	774	786	3,520	4,248	6,737
Average number of selling communities(5):
California	44	53	50	63	64

Arizona(2)	8	11	8	15	18
Texas(2)	18	20	19	29	25
Colorado	6	7	6	8	11
Nevada	1	2	2	3	4

Total Southwest	33	40	35	55	58

Florida	24	39	31	45	47
Carolinas	25	26	24	29	27

Total Southeast	49	65	55	74	74

Consolidated total	126	158	140	192	196
Unconsolidated joint ventures(3)	3	10	7	12	23
Discontinued operations	—	—	—	2	25

Total (including joint ventures)(3)	129	168	147	206	244

	At March 31,				At December 31,
	2010		2009		2009		2008		2007
	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value

Backlog ($ in thousands)(6):
California	319	$154,630	199	$89,954	247	$117,536	154	$69,522	303	$163,813

Arizona(2)	60	12,518	44	9,535	47	9,686	76	17,083	194	50,091
Texas(2)	125	37,415	110	33,468	109	33,708	130	38,782	301	92,030
Colorado	58	16,847	77	23,814	54	15,587	78	24,017	123	44,311
Nevada	3	591	2	458	—	—	4	893	29	8,160

Total Southwest	246	67,371	233	67,275	210	58,981	288	80,775	647	194,592

Florida	133	25,709	166	33,930	78	15,033	147	30,408	220	52,787
Carolinas	123	30,559	91	21,049	64	16,337	53	12,735	109	31,476

Total Southeast	256	56,268	257	54,979	142	31,370	200	43,143	329	84,263

Consolidated total	821	278,269	689	212,208	599	207,887	642	193,440	1,279	442,668
Unconsolidated joint ventures(3)	11	5,072	57	33,744	9	4,601	26	11,929	123	82,006
Discontinued operations	—	—	—	—	—	—	1	208	44	8,099

Total (including joint ventures)(3)	832	$283,341	746	$245,952	608	$212,488	669	$205,577	1,446	$532,773

	Three months ended March 31,		Year ended December 31,
($ in thousands)	2010	2009	2009	2008	2007

Other Data
Net cash provided by (used in) operating activities	$33,570	$128,998	$419,830	$263,151	$655,558
Net cash provided by (used in) investing activities	$(1,008)	$(1,500)	$(27,301)	$(11,579)	$(197,815)
Net cash provided by (used in) financing activities	$(41,863)	$(204,723)	$(422,815)	$142,712	$(258,285)
Adjusted Homebuilding EBITDA(7)	$21,879	$2,069	$116,252	$43,885	$297,369
Homebuilding interest incurred(8)	$26,230	$28,396	$107,976	$135,693	$138,553

	At March 31,		At December 31,
($ in thousands, except per share amounts)	2010	2009	2009	2008	2007

Selected Balance Sheet Data and Other Financial Data:
Homebuilding cash (including restricted cash)	$591,663	$668,300	$602,222	$626,379	$219,141
Total assets	$1,794,735	$2,087,534	$1,861,011	$2,252,488	$3,401,904
Homebuilding debt(9)	$1,124,266	$1,411,290	$1,158,626	$1,486,437	$1,747,730
Financial services debt	$32,434	$46,940	$40,995	$63,655	$164,172
Stockholders’ equity	$434,568	$361,028	$435,798	$407,941	$1,034,279
Stockholders’ equity per common share(10)	$4.25	$3.88	$4.30	$4.40	$15.95
Pro forma stockholders’ equity per common share(11)	$1.74	$1.50	$1.75	$1.70	$15.95
Cash dividends declared per common share	$—	$—	$—	$—	$0.12

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges (12)(13)	0.7x	—	0.3x	—	—	2.6x	8.0x

(1)	In June 2008 and September 2008, we issued 125.0 million and 22.8 million, respectively, equivalent shares of common stock (in the form of preferred stock) in connection with the Investment Agreement with MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC. If the preferred stock was converted to common stock, the total weighted average common shares outstanding as of March 31, 2010 and 2009 would have been 249.6 million and 240.6 million, respectively, and as of December 31, 2009 and 2008 would have been 243.4 million and 135.0 million, respectively.

(2)	Arizona and Texas exclude our Tucson and San Antonio divisions, which are classified as discontinued operations.

(3)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(4)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes (which includes cancellations in beginning backlog and related to orders generated during such period).

(5)	Refers to the average number of our community developments from which homes were sold during the periods presented.

(6)	Backlog represents orders for the purchase of homes which have not been delivered to the homebuyer as of the period end date.

(7)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges, (e) gain (loss) on early extinguishment of debt, (f) homebuilding depreciation and amortization, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures and (i) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as one measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to cash flows from operations or any other liquidity performance measure prescribed by GAAP.

The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA.

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007

Net cash provided by (used in) operating activities	$33,570	$128,998	$419,830	$263,151	$655,558
Add:
Provision for (benefit from) income taxes	89	—	(96,563)	(6,795)	(188,954)
Deferred tax valuation allowance	(2,048)	(19,167)	51,429	(473,627)	(180,480)
Homebuilding interest amortized to cost of sales and interest expense	23,781	25,718	134,293	94,452	131,289
Excess tax benefits from share-based payment arrangements	27	—	297	—	1,498
Less:
Income (loss) from financial services subsidiary	(131)	(945)	1,328	(72)	632
Depreciation and amortization from financial services subsidiary	157	175	678	783	703
Loss on disposal of property and equipment	(36)	663	2,611	2,792	1,439
Net changes in operating assets and liabilities:
Trade and other receivables	8,080	6,393	(8,440)	(6,408)	(45,083)
Mortgage loans held for sale	(8,544)	(15,799)	(24,718)	(91,380)	(99,618)
Inventories-owned	40,826	(41,822)	(326,062)	(34,567)	(399,432)
Inventories-not owned	11,062	678	2,805	(1,049)	(10,449)
Deferred income taxes	1,959	19,167	45,133	343,754	135,741
Other assets	(108,412)	(120,274)	(118,265)	(142,834)	245,723
Accounts payable	929	7,793	18,554	57,949	13,105
Accrued liabilities	20,550	10,277	22,576	44,742	41,245

Adjusted Homebuilding EBITDA	$21,879	$2,069	$116,252	$43,885	$297,369

(8)	Homebuilding interest incurred represents interest expensed, interest capitalized to real estate inventories, and interest capitalized to investments in unconsolidated joint ventures for the applicable periods and excludes interest attributable to financial services.

(9)	Homebuilding debt includes the indebtedness related to liabilities from inventories not owned of $1.9 million, $0 and $11.4 million, as of December 31, 2009, 2008 and 2007, respectively, and $0 for each of March 31, 2010 and 2009.

(10)	Common shares outstanding exclude 3.9 million shares as of March 31, 2010 and December 31, 2009 and 7.8 million shares as of March 31, 2009, December 31, 2008 and December 31, 2007, issued under a share lending facility related to our 6% convertible senior subordinated notes issued September 28, 2007 and 147.8 million common equivalent shares issued during the year ended December 31, 2008 in the form of preferred stock to MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC.

(11)	At March 31, 2010 and 2009, and December 31, 2009 and 2008, pro forma common shares outstanding include 147.8 million preferred shares outstanding on an if-converted basis. In addition, pro forma common shares outstanding exclude shares issued and outstanding under a share lending facility related to our 6% convertible senior subordinated notes.

(12)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $0.3 million and $0.7 million for the three months ended March 31, 2010 and 2009, respectively, and $2.1 million, $3.1 million, $6.1 million, $6.4 million and $3.8 million for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(13)	For the three months ended March 31, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $7.0 million, $54.5 million, $75.2 million, $1,127.8 million and $656.6 million, respectively.

Risk factors

An investment in our notes involves certain risks. You should carefully consider the risks described below, and those described in our Annual Report on Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

Risks related to us and our business

Market and economic risks

Adverse changes in general and local economic conditions have affected and may continue to affect the demand for homes and reduce our earnings.

The residential homebuilding industry is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels. The national recession, credit market disruption, high unemployment levels, declining home values, the absence of home price stability, and the decreased availability of mortgage financing have, among other factors, resulted in falling consumer confidence, and adversely impacted the homebuilding industry and our operations and financial condition. These conditions may continue or worsen. We can provide no assurance that our strategies to address these challenges will be successful.

We are experiencing a significant and substantial downturn in homebuyer demand. Continuation of this downturn may result in a continuing reduction in our revenues, deterioration of our margins and additional impairments.

We are experiencing a significant and substantial downturn in homebuyer demand. Many of our competitors are aggressively liquidating land and new home inventories by selling homes at significantly reduced prices. At the same time we are also competing with the resale of existing homes, rental homes, the “short-sale” of almost new homes and foreclosures. All of these factors have resulted in a substantial increase in the supply of homes available for sale at reduced prices, which may continue or increase, making it more difficult for us to sell our homes and to maintain our profit margins.

We depend on the California market and, to a lesser extent, the Florida market. If conditions in these markets continue or worsen, our sales and earnings may be negatively impacted.

We generate a significant amount of our revenues and profits in California. In addition, a significant portion of our business, revenues and profits outside of California are concentrated in Florida. While demand for new homes, and in many instances home prices, have declined in substantially all of our markets, demand and home prices over the last several years have generally declined more rapidly in California and Florida, negatively impacting our profitability and financial position. There can be no assurance that our profitability and financial position will not be further impacted if the challenging conditions in these markets continue or worsen. If buyers are unable to afford new homes in these markets, prices will continue to decline, which will continue to harm our profitability.

Customers may be unwilling or unable to purchase our homes at times when mortgage-financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through Standard Pacific Mortgage or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other issues. Many lenders have significantly tightened their underwriting standards, are requiring higher credit scores, substantial down payments, increased cash reserves, and have eliminated or significantly limited many subprime and other alternative mortgage products, including “jumbo” loan products, which are important to sales in many of our California markets. The availability of mortgage financing is also affected by changes in liquidity in the secondary mortgage market and the market for mortgage-backed securities. The market for mortgage-backed securities may be adversely affected by the recent decision of the Federal Reserve to curtail purchases of mortgage-backed securities. In addition, the use of seller funded down payment assistance programs was prohibited in late 2008. As a result of these trends, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes has been adversely affected, which has adversely affected our operating results and profitability. These conditions may continue or worsen.

The market value and availability of land may fluctuate significantly, which could decrease the value of our developed and undeveloped land holdings and limit our ability to develop new communities.

The risk of owning developed and undeveloped land can be substantial for us. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. We have experienced such conditions and this has resulted in impairments of a number of our land positions and write-offs of some of our land option deposits and pre-acquisition costs when we elect not to pursue or continue projects. If current market conditions continue to deteriorate, our competition adjusts their pricing strategy or if other significant adverse changes in economic or market conditions occur, we may have to impair additional land holdings and projects, write down our investments in unconsolidated joint ventures, write off option deposits and pre-acquisition costs, sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market. From time-to-time, we increase our holdings of longer-term land for development when we believe market conditions provide an opportunity to purchase this land at favorable prices. The larger land parcels and longer holding periods associated with such development operations could significantly increase the adverse impact on our financial position and margins if any of the conditions described above occur.

Our long-term success also depends in part upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. If a sufficient amount of suitable land opportunities do not become available, it could limit our ability to develop new communities, increase land costs and negatively impact our sales and earnings.

The homebuilding industry is highly competitive and, with more limited resources than some of our competitors, we may not be able to compete effectively.

The homebuilding industry is fragmented and highly competitive. We compete with numerous other residential construction companies, including large national and regional firms, for customers, land, financing, raw materials, skilled labor and employees. We compete for customers primarily on the basis of the location, design, quality and price of our homes and the availability of mortgage financing. Some of our competitors have substantially larger operations and greater financial resources than we do and as a result may have lower costs of capital, labor and materials than us, and may be able to compete more effectively for land acquisition opportunities.

Under current market conditions, we have experienced intense price competition as many builders seek to aggressively reduce their inventory levels and land holdings. At the same time we are also competing, directly or indirectly, with the resale of existing homes, rental homes, the “short-sale” of almost new homes and foreclosures. All of these factors have resulted in a substantial increase in the supply of homes available for sale at reduced prices, which may continue or increase, making it more difficult for us to sell our homes and to maintain our profit margins. Many of our competitors are better capitalized and have lower leverage than we do, which may position them to compete more effectively on price (which can trigger impairments for us), better enable them to ride out the current industry-wide downturn and allow them to compete more effectively for land when conditions improve.

Operational risks

We may be unable to obtain suitable bonding for the development of our communities.

We provide bonds to governmental authorities and others to ensure the completion of our projects. If we are unable to provide required surety bonds for our projects, our business operations and revenues could be adversely affected. As a result of market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future, or are required to provide credit enhancements with respect to our current or future bonds, our liquidity could be negatively impacted.

Labor and material shortages could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious labor and material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. From time to time, we have experienced volatile price swings in the cost of labor and materials, including in particular the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could harm our operating results and profitability.

Severe weather and other natural conditions or disasters may disrupt or delay construction.

Severe weather and other natural conditions or disasters, such as earthquakes, landslides, hurricanes, tornadoes, droughts, floods, heavy or prolonged rain or snow, and wildfires can negatively affect our operations by requiring us to delay or halt construction or to perform potentially costly repairs to our projects under construction and to unsold homes. Some scientists believe that the rising level of carbon dioxide in the atmosphere is leading to climate change and that climate change is increasing the frequency and severity of weather related disasters. If true, we may experience increasing negative weather related impacts to our operations in the future.

We are subject to product liability and warranty claims arising in the ordinary course of business, which can be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance and are prohibited from seeking indemnity for insured claims), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Additionally, the coverage offered by and availability of product liability insurance for construction defects is limited and costly. There can be no assurance that coverage will not be further restricted, become more costly or even unavailable.

In addition, we conduct a material portion of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten year, strict liability tail on most construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than our competitors who have smaller California operations.

We rely on subcontractors to construct our homes and, in many cases, to obtain, building materials. The failure of our subcontractors to properly construct our homes, or to obtain suitable building materials, may be costly.

We engage subcontractors to perform the actual construction of our homes, and in many cases, to obtain the necessary building materials. Despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials, like Chinese drywall, in our homes. When we discover these issues we repair the homes in accordance with our new home warranty. The cost of satisfying our warranty obligations in these instances may be significant and we may be unable to recover the cost of repair from subcontractors, suppliers and insurers.

We are in the process of repairing homes that we have confirmed contain Chinese drywall. We estimate that up to 170 of the homes we have sold may contain Chinese drywall. Of these 170 homes, we have inspected approximately 150 of these homes and confirmed that they do contain Chinese drywall. We are still seeking access to the approximately 20 remaining. In homes that contain Chinese drywall, we have notified homeowners of the results of our inspections and have offered to make comprehensive repairs, including removing and replacing all drywall and wiring. Over 75 homeowners have requested repairs and we have entered into 55 settlement agreements to date. While we believe we have likely identified nearly all of the homes we delivered that contain Chinese drywall, we delivered thousands of homes during the timeframe that defective Chinese drywall was thought to have been delivered to U.S. ports. We have inspected only a fraction of these homes and therefore cannot definitively conclude that additional homes containing Chinese drywall will not be identified. If additional homes containing Chinese drywall are discovered, we may be required to spend amounts in excess of our current reserves on repairs and our financial condition may be negatively impacted. In addition, we have been named as a defendant in multiple lawsuits related to Chinese drywall. These and any additional future claims could also cause us to incur additional significant costs.

Our mortgage subsidiary may become obligated to repurchase loans it has sold in the secondary mortgage market or may become subject to borrower lawsuits.

While our mortgage subsidiary generally sells the loans it originates within a short period of time in the secondary mortgage market on a non-recourse basis, this sale is subject to an obligation to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met or there is fraud in connection with the loan. As of December 31, 2009, our mortgage subsidiary had been required to repurchase or pay make-whole premiums on 0.23% of the $5.6 billion total dollar value of the loans it originated in the 2004-2009 period. If loan defaults in general increase, it is possible that our mortgage subsidiary will be required to make a materially higher level of repurchases in the future as the holders of defaulted loans scrutinize loan files to seek reasons to require us to repurchase them. In such a case our current reserves might prove to be inadequate and we would be required to use additional cash and take additional charges to reflect the higher level of repurchase activity, which could harm our financial condition and results of operations.

In addition, a number of homebuyers have initiated lawsuits against builders and lenders claiming, among other things, that builders pressured the homebuyers to make inaccurate statements on loan applications, that the lenders failed to correctly explain the terms of adjustable rate and interest-only loans, and/or that the lender financed home purchases for unsuitable buyers resulting indirectly in a diminution in value of homes purchased by more appropriately qualified buyers. While we have experienced only a small number of such lawsuits to date and are currently unaware of any regulatory investigation into our mortgage operations, if loan defaults increase, the possibility of becoming subject to additional lawsuits and/or regulatory investigations becomes more likely. If our mortgage subsidiary becomes the subject of significant borrower lawsuits or regulatory authority action our financial results may be negatively impacted.

We are dependent on the services of key employees and the loss of any substantial number of these individuals or an inability to hire additional personnel could adversely affect us.

Our success is dependent upon our ability to attract and retain skilled employees, including personnel with significant management and leadership skills. Competition for the services of these individuals in many of our operating markets can be intense and will likely increase substantially if and when market conditions improve. If we are unable to attract and retain skilled employees, we may be unable to accomplish the objectives set forth in our business plan.

We may not be able to successfully identify, complete and integrate acquisitions, which could harm our profitability and divert management resources.

We may from time to time acquire other homebuilders, or related businesses. Successful acquisitions require us to correctly identify appropriate acquisition candidates and to integrate acquired operations and management with our own. Should we make an error in judgment when identifying an acquisition candidate, should the acquired operations not perform as anticipated, or should we fail to successfully integrate acquired operations and management, we will likely fail to realize the benefits we intended to derive from the acquisition and may suffer other adverse consequences. Acquisitions involve a number of other risks, including the diversion of the attention of our management and corporate staff from operating our existing business and potential charges to earnings in the event of any write-down or write-off of goodwill and other assets recorded in connection with acquisitions. We can give no assurance that we will be able to successfully identify, complete and integrate acquisitions.

Regulatory risks

We are subject to extensive government regulation, which can increase costs and reduce profitability.

Our homebuilding operations, including land development activities, are subject to extensive federal, state and local regulation, including environmental, building, worker health and safety, zoning and land use regulation. This regulation affects all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. During the development process, we must obtain the approval of numerous governmental authorities that regulate matters such as:

•	permitted land uses, levels of density and architectural designs;

•	the installation of utility services, such as water and waste disposal;

•	the dedication of acreage for open space, parks, schools and other community services; and

•	the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters.

The approval process can be lengthy, can be opposed by consumer or environmental groups, and can cause significant delays or permanently halt the development process. Delays or a permanent halt in the development process can cause substantial increases to development costs or cause us to abandon the project and to sell the affected land at a potential loss, which in turn could harm our operating results.

In addition, new housing developments are often subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

Currently, there is a variety of new energy related legislation being enacted, or considered for enactment, at the federal, state and local level. For instance, California recently adopted a state-wide building code that imposes mandatory energy efficiency standards on new homes constructed within the state that will increase our cost of construction. Similarly, the federal congress is considering a wide array of energy related initiatives, from carbon “cap and trade” to a federal energy efficiency building code that would increase energy efficiency requirements for new homes between 30 and 50 percent. If all or part of this proposed federal legislation were to be enacted, the cost of home construction could increase significantly, which in turn could reduce our sales and/or profitability.

Much of this proposed legislation is in response to concerns about climate change. As climate change concerns grow, legislation and regulatory activity of this nature is expected to continue and become more onerous. Similarly, energy related initiatives will impact a wide variety of other companies throughout the United States and world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse effect on our operations and profitability to the extent the suppliers of our materials are burdened with expensive cap and trade and similar energy related regulations.

Our mortgage operations are also subject to federal, state, and local regulation, including eligibility requirements for participation in federal loan programs and various consumer protection laws. Our title insurance agency operations are subject to applicable insurance and other laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the consumer.

States, cities and counties in which we operate may adopt slow growth initiatives reducing our ability or increasing our costs to build in these areas, which could harm our future sales and earnings.

Several states, cities and counties in which we operate have in the past approved, or approved for inclusion on their ballot, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the land we own, as well as, the availability of additional land and building opportunities within those localities. For instance, in November 2010, Florida voters will be asked to approve a measure that will generally prevent changes to entitlements on a parcel of land without voter approval. Approval of this measure or other slow or no growth measures would increase the cost of land and reduce our ability to open new home communities and to build and sell homes in the affected markets and would create additional costs and administration requirements, which in turn could harm our future sales and earnings.

Increased regulation of the mortgage industry could harm our future sales and earnings.

The mortgage industry is under intense scrutiny and is facing increasing regulation at the federal, state and local level. Changes in regulation have the potential to negatively impact the full spectrum of mortgage related activity. Potential changes to federal laws and regulations could have the effect of limiting the activities of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, the entities that provide liquidity to the secondary mortgage market, which could lead to increases in mortgage interest rates. At the same time, changes to the Federal Housing Administration’s rules to require increased Borrower FICO scores, increased down payment amounts, and potentially limiting the amount of permitted seller concessions, lessen the number of buyers able to finance a new home. All of these regulatory activities reduce the number of potential buyers who qualify for the financing necessary to purchase our homes, which could harm our future sales and earnings.

Changes to tax laws could make homeownership more expensive.

Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases, state, taxable income. If the federal or state governments were to change applicable tax law to eliminate or reduce these benefits, the after-tax cost of owning a home could increase significantly. This would harm our future sales and earnings.

Also, while difficult to quantify, our 2009 home sales were likely positively impacted by federal and state tax credits made available to first-time and other qualifying homebuyers. Many of these tax credits have expired or are scheduled to expire in 2010, which could negatively impact home sales and our results of operations.

Financing risks

We may be unable to repay, renew or extend our outstanding debt instruments when they are due.

We have a significant amount of debt, including an aggregate of approximately $1,131.4 million principal amount in senior notes, senior subordinated notes and term loans that mature between 2010 and 2016 ($946.1 million after giving effect to this offering and the application of the estimated net proceeds as provided under “Use of proceeds”). There can be no assurance that we will be able to repay these debt arrangements or extend or renew them on terms acceptable to us, or at all. If we are unable to repay, renew or extend these debt arrangements, it could adversely affect our liquidity and capital resources and financial condition.

We are currently unable to meet the conditions contained in our debt instruments that must be satisfied to incur most additional indebtedness and make restricted payments.

Our debt instruments impose restrictions on our operations, financing, investments and other activities. Except for limited categories of indebtedness specified in the indentures for our outstanding notes, such as bank credit facility debt and indebtedness incurred to refinance our existing indebtedness, the indentures for our outstanding notes provide that the Company must either stay below a maximum leverage ratio or maintain a minimum interest coverage ratio in order to be permitted to incur additional indebtedness. The indentures also provide that, in order to make restricted payments (including dividends and distributions on stock or investments beyond limited categories of investments specified in the indentures), the Company must satisfy the ratio requirements for incurrence of additional debt and generate (by a formula based on 50% of consolidated net income) a basket for such additional restricted payments. As of March 31, 2010, we did not satisfy the leverage condition or the interest coverage condition. There can be no assurance that we will be able to satisfy these conditions in the future. If we are unable to comply with these conditions, we will be precluded from incurring additional borrowings, subject to certain limitations, and will be precluded from making restricted payments, other than through funds available from our unrestricted subsidiaries.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned.

Our operations require significant amounts of cash. Our requirements for additional capital, whether to finance operations or to refinance existing obligations, fluctuate as market conditions and our financial performance and operations change. During 2009, we terminated our revolving credit facility, which means that we must principally rely on our cash reserves and future cash flows to meet our short-term cash needs. The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or deterioration in our credit ratings could adversely affect our ability to obtain necessary funds. After giving effect to this offering, we expect to have approximately $708.9 million of available cash and cash equivalents (including $17.3 million of restricted cash).

Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining or refinancing capital when needed, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings, and adversely impact our financial position.

We currently have significant amounts invested in unconsolidated joint ventures with independent third parties in which we have less than a controlling interest. These investments are highly illiquid and have significant risks.

We participate in unconsolidated homebuilding and land development joint ventures with independent third parties in which we have less than a controlling interest. At March 31, 2010, we had an aggregate of $40.8 million invested in these joint ventures, which had outstanding borrowings recourse to us of approximately $37.5 million and nonrecourse borrowings of approximately $178.6 million.

While these joint ventures provide us with a means of accessing larger land parcels and lot positions, they are subject to a number of risks, including the following:

•

Restricted Payment Risk.    Certain of our public note indentures prohibit us from making restricted payments, including investments in joint ventures, when we are unable to meet either a leverage condition or an interest coverage condition and when making such a payment will cause us to exceed a basket limitation. As of March 31, 2010, we did not satisfy the leverage condition or the interest coverage condition. As a result, we are unable to make payments to satisfy our joint venture obligations, other than through funds available from our unrestricted subsidiaries. If we become unable to fund our joint venture obligations this could result in, among other things, defaults under our joint venture operating agreements, loan agreements, and credit enhancements.

•

Entitlement Risk.    Certain of our joint ventures acquire parcels of unentitled raw land. If the joint venture is unable to timely obtain entitlements at a reasonable cost, project delay or even project termination may occur resulting in an impairment of the value of our investment.

•

Development Risk.    The projects we build through joint ventures are often larger and have a longer time horizon than the typical project developed by our wholly-owned homebuilding operations. Time delays associated with obtaining entitlements, unforeseen development issues, unanticipated labor and material cost increases, and general market deterioration and other changes are more likely to impact larger, long-term projects, all of which may negatively impact the profitability of these ventures and our proportionate share of income.

•

Financing Risk.    There are currently a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures. Due to current market conditions, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms, or to refinance existing borrowings as such borrowings mature. As a result, we may be required to expend corporate funds to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender. In addition, our ability to expend such funds to or for the joint venture is limited as a result of the restricted payment risk discussed above.

•

Contribution Risk.    Under credit enhancements that we typically provide with respect to joint venture borrowings, we and our partners could be required to make additional unanticipated investments in these joint ventures, either in the form of capital contributions or loan repayments, to reduce such outstanding borrowings. We may have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute any or all of their share. While in most instances we would be able to exercise remedies available under the applicable joint venture documentation if a partner fails to contribute its proportional share of capital, our partner’s financial condition may preclude any meaningful cash recovery on the obligation.

•

Completion Risk.    We often sign a completion agreement in connection with obtaining financing for our joint ventures. Under such agreements, we may be compelled to complete a project even if we no longer have an economic interest in the property.

•

Illiquid Investment Risk.    We lack a controlling interest in our joint ventures and therefore are generally unable to compel our joint ventures to sell assets, return invested capital, require additional capital contributions or take any other action without the vote of at least one or more of our venture partners. This means that, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

•

Partner Dispute.    If we have a dispute with one of our joint venture partners and are unable to resolve it, a buy-sell provision in the applicable joint venture agreement could be triggered or we may otherwise pursue a negotiated settlement involving the unwinding of the venture. In either case, we may sell our interest to our partner or purchase our partner’s interest. If we sell our interest, we will forgo the profit we would have otherwise earned with respect to the joint venture project and may be required to forfeit our invested capital and/or pay our partner to release us from our joint venture obligations. If we are required to purchase our partner’s interest, we will be required to fund this purchase, as well as the completion of the project, with corporate level capital and to consolidate the joint venture project onto our balance sheet, which could, among other things, adversely impact our liquidity, our leverage and other financial conditions or covenants.

•

Consolidation Risk.    The accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate previously unconsolidated joint ventures onto our balance sheet which could adversely impact our leverage and other financial conditions or covenants.

At times that we pursue a longer-term land acquisition strategy we become directly subject to some of these risks, including those discussed above related to entitlement, development, financing, completion and illiquid investment. Increasing our direct exposure to these types of risks could have a material adverse effect on our financial position or results of operations.

A longer-term land acquisition strategy poses significant risks.

From time-to-time, we purchase land parcels with longer-term time horizons when we believe market conditions provide an opportunity to purchase this land at favorable prices. This strategy is subject to a number of risks. This type of land parcel is generally undeveloped and typically does not have all (or sometimes any) of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. In addition, it is difficult to accurately forecast development costs and sales prices the longer the time horizon for a project and, with a longer time horizon, there is a greater chance that unanticipated development cost increases, changes in general market conditions and other adverse unanticipated changes could negatively impact the profitability of a project. Moreover, the acquisition of land with a longer term development horizon historically has not been a significant focus of our business (other than through our unconsolidated joint ventures) and may therefore be subject to greater execution risk.

Other risks

Our principal stockholder has the ability to exercise significant influence over the composition of our Board of Directors and matters requiring stockholder approval.

As of April 21, 2010, MP CA Homes LLC held 49% of the voting power of our voting stock. Pursuant to the stockholders’ agreement that we entered into with MP CA Homes LLC on June 27, 2008, MP CA Homes LLC is entitled to designate a number of directors to serve on our Board of Directors as is proportionate to the total voting power of its voting stock (up to one less than a majority), and at least one MP CA Homes LLC designated director shall be a member of each committee of the board (subject to limited exceptions), giving MP CA Homes LLC the ability to exercise significant influence on the composition and actions of our Board of Directors and its committees. In addition, this large voting block may have a significant or decisive effect on the approval or disapproval of matters requiring approval of our stockholders, including any amendment to our certificate of incorporation, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. The interests of MP CA Homes LLC in these other matters may not always coincide with the interests of our other stockholders. In addition, the ownership of such a large block of our voting power and the right to designate directors by MP CA Homes LLC may discourage someone from making a significant equity investment in us, even if we needed the investment to operate our business, or could be a significant factor in delaying or preventing a change of control transaction that other stockholders may deem to be in their best interests.

We may not be able to realize the benefit of our net deferred tax asset.

We incurred significant losses in 2007, 2008 and 2009. As of the date hereof, we had carried back to prior taxable periods the maximum permitted amount of these losses. Following exhaustion of these carrybacks, we were left with a net deferred tax asset of approximately $537 million (excluding a $10 million deferred tax asset related to our interest rate swap) that is potentially available to offset taxable income in future periods. The $537 million net deferred tax asset has been fully reserved against by a corresponding deferred tax asset valuation allowance of the same amount. Our ability to realize the benefit, if any, of our deferred tax asset is dependent, among other things, upon the interplay between applicable tax laws (including Internal Revenue Code Section 382 discussed below), our ability to generate taxable income in the future, and the timing of our disposition of assets that contain unrealized built-in losses.

Section 382 contains rules that limit the ability of a company that undergoes an ownership change to utilize net operating loss carryforwards and built-in losses after the ownership change. We underwent a change in ownership for purposes of Section 382 following completion of MP CA Homes LLC’s initial investment in the Company on June 27, 2008. Approximately $190 million of our $537 million net deferred tax asset represents unrealized built-in losses. Future realization of this $190 million of unrealized built-in losses may be limited under Section 382 depending on, among other things, when, and at what price, we dispose of the underlying assets. In addition, all or a portion of the $345 million portion of the net deferred tax asset not currently limited by Section 382 may become similarly limited if we undergo another Section 382 ownership change during a period of time that the Company is deemed a loss corporation under Section 382. The limitations of Section 382 may ultimately have the effect of significantly limiting our ability to recognize a benefit from our deferred tax asset. Significant judgment is required in determining the future realization of these potential deductions, and as a result, actual results may differ materially from our estimates.

Risks relating to the notes

We have substantial debt and may incur additional debt, although our revolving credit facility is now limited to letters of credit; leverage may impair our financial condition and restrict our operations.

We currently have a substantial amount of debt. As of March 31, 2010, our total consolidated debt was $1,156.7 million. After giving pro forma effect to the offering (and assuming that all of the 2013 notes are tendered and accepted for purchase in the Tender Offer, that all of the 2010 and 2011 notes are redeemed, and $105.3 million of intercompany indebtedness is repaid with the net proceeds of the offering), our total consolidated debt would have been approximately $1,271.9 million.

We are currently unable to incur any significant amount of incremental indebtedness because we cannot satisfy the ratio requirements for incurrence of additional debt under the indentures for our outstanding notes. If we do satisfy the conditions in the future, we will once again be able to incur substantial additional indebtedness.

Our substantial debt and any additional debt we may incur could have important consequences for the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•

limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited, as is now the case;

•

requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage to less leveraged competitors.

The notes are effectively junior to the subsidiary guarantors’ and our existing and future secured indebtedness and other secured obligations and are structurally junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors.

The notes will not be guaranteed by certain of our current and future subsidiaries, and under certain circumstances, subsidiaries guaranteeing the notes may be released from their guarantees without the consent of holders of the notes. See “Description of notes—Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, creditors and holders of preferred stock, if any, of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be structurally junior to the claims of creditors and holders of preferred stock, if any, of our non-guarantor subsidiaries. As of March 31, 2010, assuming we had completed this offering on such date and giving effect to the application of the estimated net proceeds of this offering, the notes would have been effectively junior to approximately $39.9 million of our non-guarantor subsidiaries’ indebtedness (excluding indebtedness relating to our mortgage banking operations). At March 31, 2010, after giving pro forma effect to the offering (and assuming that all of the 2013 notes are tendered and accepted for purchase in the Tender Offer, that all of the 2010 and 2011 notes are redeemed, and $105.3 million of intercompany indebtedness is repaid with the proceeds of the offering) our non-guarantor subsidiaries would have had total assets of $645.6 million (excluding $14.1 million of restricted cash and $60.9 million related to our mortgage banking operations).

Additionally, the notes will be effectively junior to any secured indebtedness and other obligations we or our subsidiary guarantors may incur to the extent of the collateral securing such obligations (except for the collateral also securing the notes and the guarantees). As of March 31, 2010, the notes and guarantees would have been effectively junior to approximately $1.1 million of secured indebtedness (excluding indebtedness relating to our non-guarantor subsidiaries and mortgage banking operations). In addition, under certain circumstances, certain of our surety bonds can become secured obligations. We are permitted to incur additional secured indebtedness and other secured obligations, subject to limitations under the terms of the indentures for certain of our outstanding notes. If we file for bankruptcy, liquidate or dissolve, our assets would be available to pay obligations in respect of the notes only after we pay all of such secured indebtedness and other secured obligations. We may not have sufficient assets remaining to make any or all payments in respect of the notes.

The indenture governing the notes will contain only limited restrictive covenants.

The indenture under which the notes will be issued will contain certain restrictive covenants limiting our incurrence of secured debt, entry into sale and leaseback transactions and investments in unrestricted subsidiaries. The indenture, however, will not contain restrictive covenants that would protect you from several other kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional unsecured debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction.

We may be unable to purchase the notes upon a change of control triggering event as required by the indenture.

In the event a change of control triggering event occurs, we will be required to offer to repurchase the notes at 101% of their principal amount, together with all accrued and unpaid interest, if any.

A change of control triggering event occurs when both a change of control and a ratings decrease event occur. A change of control may also require us to offer to purchase our other outstanding indebtedness and cause a default under our senior credit facilities. As the requirement to purchase our other outstanding indebtedness upon a change of control is not also conditioned upon a ratings decrease event, there may be circumstances where we would be required to purchase such other outstanding indebtedness but not the notes. As of March 31, 2010, after giving pro forma effect to the offering (and assuming that all of the 2013 notes are tendered and accepted for purchase in the Tender Offer, that all of the 2010 and 2011 notes are redeemed, and $105.3 million of intercompany indebtedness is repaid with the proceeds of the offering) the maximum aggregate amount of indebtedness under our indentures and senior credit facilities that we could be required to repurchase or repay upon:

•	a change of control triggering event was approximately $1,256.3 million, and

•	a change of control without a ratings decrease event and requirement to purchase the notes was approximately $953.3 million;

in each case which reflects 101% of the principal amount of such notes and 100% of the indebtedness under our credit facility. If a purchase or repayment were required under the indentures for our debt, including the indenture governing the notes, or under our senior credit facilities, we can give no assurance that we would have sufficient funds to pay the purchase price for any or all debt that we are required to repurchase or repay. Our inability to purchase the notes upon a change of control triggering event would constitute an event of default under the indenture which governs the notes. The change of control triggering event feature of our notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our stockholders.

In addition, the definition of change of control in the indenture includes the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the indenture. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.

Although the notes will be guaranteed by certain of our subsidiaries, a court could void or subordinate any guarantor’s guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor, or a trustee in bankruptcy, were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The guarantees of the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, under recent case law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against such guarantors and will only be a creditor of the remaining guarantors, if any, to the extent the guarantee of those guarantors are not set aside or found to be unenforceable.

There is currently no public market for the notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We have been advised by the underwriters that following the completion of the offering, they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

An adverse rating of the notes may adversely affect the trading price of the notes.

We intend to seek a rating on the notes. If one or more rating agencies reduces their rating in the future, the trading price of the notes could be adversely affected.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. A United States holder of a note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. federal income tax considerations.”

If a bankruptcy petition were filed by or against us or any of the guarantors, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us or any of the guarantors under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available to pay such holders the unamortized portion of any original issue discount as of the bankruptcy filing.

Use of proceeds

We estimate that the net proceeds to us from the sale of the notes will be approximately $296 million (net of underwriting discounts and commissions). We intend to use a portion of the offering proceeds to purchase through the Tender Offer any and all of our outstanding 2013 notes, which bear interest at 7¾% per annum and mature on March 15, 2013. After the completion of the Tender Offer, we intend to redeem, in accordance with the terms of the indenture under which the 2013 notes were issued, any remaining 2013 notes not validly tendered and accepted for payment. We expect to use $123.4 million to purchase the 2013 notes in the Tender Offer (assuming that all of the 2013 notes are validly tendered and accepted for payment in the Tender Offer). We intend to use a portion of the offering proceeds to redeem any and all of our outstanding 2010 notes, which bear interest at 6 1/2% per annum and mature on August 15, 2010 and any and all of our outstanding 2011 notes, which bear interest at 6 7/8% per annum and mature on May 15, 2011, each in accordance with the terms of the indenture under which the 2010 notes and the 2011 notes were issued. We expect to use $15.2 million to redeem the 2010 notes and $51.3 million to redeem the 2011 notes. The remaining proceeds will be used to repay approximately $105.3 million of our outstanding intercompany indebtedness, which at April 21, 2010, totaled $129.5 million (all of which is eliminated in any presentation of consolidated indebtedness). All of the intercompany debt was incurred by us or certain of our subsidiaries that are “Restricted Subsidiaries,” as defined in the indentures governing our outstanding notes, from Standard Pacific Investment Corp., or SPIC, a subsidiary that is an “Unrestricted Subsidiary” as defined in the indentures governing our outstanding notes. The indebtedness to SPIC was incurred to repay outstanding credit facility indebtedness and other notes payable. The intercompany indebtedness we expect to repay bears interest at 7% per annum, $12.6 million of which matures on September 30, 2011, $32.5 million of which matures on March 31, 2012 and $60.2 million of which matures on December 1, 2013. SPIC expects to use the proceeds from the debt repayment for general corporate purposes.

Capitalization

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis; and

•

on an adjusted basis to reflect the issuance of the notes offered hereby and the application of the proceeds therefrom to purchase through the Tender Offer all of our 2013 notes, assuming that all of the 2013 notes are validly tendered and accepted for payment in the Tender Offer, and to purchase all of the 2010 and 2011 notes upon redemption, and the remaining proceeds of $105.3 million used to repay intercompany indebtedness. See “Use of proceeds.”

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus supplement, and with the sections entitled “Description of notes” in this prospectus supplement and the “Description of Securities” in the accompanying prospectus.

	As of March 31, 2010
($ in thousands) (unaudited)	Actual	As adjusted

Cash and equivalents(1)(2)	$603,581	$708,894

Debt:
Term Loan B due 2013	$225,000	$225,000
Secured project debt and other notes payable(3)	25,662	25,662
6 1/2% Senior Notes due 2010	15,049	—
6 7/8% Senior Notes due 2011	48,619	—
6% Convertible Senior Subordinated Notes due 2012, net of discount(4)	34,685	34,685
9 1/4% Senior Subordinated Notes due 2012, net of discount(5)	70,343	70,343
7 3/4% Senior Notes due 2013, net of discount	121,180 (6)	—
6 1/4% Senior Notes due 2014	150,000	150,000
7% Senior Notes due 2015	175,000	175,000
10 3/4% Senior Notes due 2016, net of discount(7)	258,728	258,728
8 3/8% Senior Notes due 2018 offered hereby	—	300,000
Mortgage credit facilities	32,434	32,434

Total debt(2)	1,156,700	1,271,852

Stockholders’ equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 450,829 shares issued and outstanding at March 31, 2010	5	5
Common Stock, $0.01 par value; 600,000,000 shares authorized; 106,165,483 shares issued and outstanding at March 31, 2010(8)	1,062	1,062
Additional paid-in capital	1,035,105	1,035,105
Accumulated deficit	(585,699)	(590,883)
Accumulated other comprehensive loss, net of tax	(15,905)	(15,905)

Total stockholders’ equity	434,568	429,384

Total capitalization	$1,591,268	$1,701,236

(1)	Includes $17.3 million of restricted cash.

(2)	Part of the proceeds from this offering will be used to pay down intercompany debt that is not included in our capitalization because it is eliminated in any presentation of our consolidated indebtedness.

(3)	In April 2010, we incurred approximately $24 million of intercompany debt to repay outstanding debt of one of our restricted subsidiaries.

(4)	Represents accreted value, with principal amount of $45.6 million.

(5)	Represents accreted value, with principal amount of $70.5 million.

(6)	Represents accreted value, with principal amount of $121.6 million.

(7)	Represents accreted value, with principal amount of $280.0 million.

(8)	Excludes 19.8 million shares of common stock reserved for issuance upon exercise of outstanding options.

Description of notes

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Securities—Debt Securities” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus with respect to the notes.

The 8 3 /8% senior notes due 2018 (the “notes”) offered hereby are to be issued under an indenture dated as of April 1, 1999 (the “Base Indenture”) between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture dated as of April 13, 1999, a Second Supplemental Indenture dated as of September 5, 2000, a Third Supplemental Indenture dated as of December 28, 2001, a Fourth Supplemental Indenture dated as of March 4, 2003, a Fifth Supplemental Indenture dated as of May 12, 2003, a Sixth Supplemental Indenture dated as of September 23, 2003, a Seventh Supplemental Indenture dated as of March 11, 2004, an Eighth Supplemental Indenture dated as of March 11, 2004, a Ninth Supplemental Indenture dated as of August 1, 2005, a Tenth Supplemental Indenture dated as of August 1, 2005, an Eleventh Supplemental Indenture dated as of February 22, 2006, a Twelfth Supplemental Indenture dated as of May 5, 2006, a Thirteenth Supplemental Indenture dated as of October 8, 2009 and a Fourteenth Supplemental Indenture to be dated as of May 3 , 2010, among the Company, as issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the notes will be issued (the “Fourteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

References to the “Company”, “we”, “us” or “our” in this “Description of notes” refer only to Standard Pacific Corp. and not any of its subsidiaries. Certain terms used in the following description are defined under “Certain definitions” below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

The following is a summary of the material provisions of the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture. You are referred to the Indenture and the Trust Indenture Act for a statement thereof. We urge you to read the Indenture. The Company has filed a copy of the Base Indenture, and will file a copy of the Fourteenth Supplemental Indenture, with the Securities and Exchange Commission. A copy of the Indenture may also be obtained from us upon request as described under “Where you can find more information”.

General

The notes will:

•	be general secured obligations of the Company;

•	rank equally in right of payment with all existing and future general obligations of the Company (except for current and future obligations that may be subordinated to the notes);

•

initially be secured, on an equal and ratable basis, subject to permitted liens, with Indebtedness under the Bank Credit Facilities and the Other Senior Public Notes, by a pledge of the stock of certain of our subsidiaries;

•	be effectively subordinate to any secured obligations of the Company to the extent of the value of the collateral securing such obligations (other than collateral that also secures the notes);

•	be structurally subordinate to obligations of subsidiaries of the Company that are not Guarantors;

•

be guaranteed by each subsidiary of Standard Pacific that is a guarantor of Standard Pacific’s obligations under the Other Public Notes on a senior basis, except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations;

•	mature on May 15, 2018; and

•	initially be limited to $300.0 million aggregate principal amount, subject to the Company’s ability to issue Additional Notes (as defined below).

The Guarantees will:

•	be general unsecured obligations of the Guarantors, except for the Guarantee of Standard Pacific of Orange County, Inc., which will be secured by a pledge of the stock of certain of its subsidiaries;

•

be effectively subordinate to any secured obligations of a Guarantor to the extent of the value of the collateral securing such obligations (other than, in the case of the Guarantee of Standard Pacific of Orange County, Inc., collateral that also secures such Guarantee);

•	be structurally subordinate to obligations of subsidiaries of a Guarantor that are not themselves Guarantors;

Under the Indenture, the Company may “reopen” the notes and issue additional notes (“Additional Notes”) without the consent of the holders of the notes.

Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Certain laws also restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. Except to the extent these restrictions do not apply to subsidiaries that are Guarantors, we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Guarantees. If this were to occur, we would also be unable to use the earnings of these Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. Claims of creditors of any subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes and each Guarantee will be structurally subordinate to creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries that are not Guarantors.

At March 31, 2010, after giving pro forma effect to the offering (and assuming that all of the Company’s outstanding 7¾% Senior Notes due 2013 are tendered and accepted for purchase by the Company in the tender offer substantially concurrently with the offering, that all of the 2010 and 2011 notes are redeemed, and $105.3 million of intercompany indebtedness is repaid with proceeds of the offering), the total indebtedness of our subsidiaries (excluding indebtedness related to our guarantor subsidiaries and mortgage banking operations) would have been approximately $39.9 million, including trade payables. The Indenture does not limit the incurrence of unsecured Indebtedness or other liabilities by the Company or its subsidiaries.

Each note will bear interest at the rate per annum shown on the cover page of this prospectus supplement from May 3, 2010. Interest on the notes will be payable on each May 15 and November 15 (each an “Interest Payment Date”), commencing November 15, 2010, to holders of record at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional redemption

The notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of notes to be redeemed. The notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, as defined below, of 100% of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed, exclusive of interest accrued to the redemption date, which we refer to as the “Remaining Life,” discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (a) J.P. Morgan Securities Inc. and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a “primary treasury dealer,” the Company will substitute therefor another primary treasury dealer, and (b) two other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

The Company may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Note Guarantees

Each subsidiary of the Company that is a guarantor of the Company’s obligations under the Other Public Notes (except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations) will unconditionally, jointly and severally, and irrevocably guarantee (each such guarantee a “Guarantee”), on a senior basis, punctual payment when due whether at stated maturity or otherwise, by acceleration or otherwise, of all obligations of the Company under the Indenture and the notes, whether for payment of principal of or interest on the notes, or otherwise. The obligations of Standard Pacific of Orange County, Inc. under its Guarantee will be secured by the equity interests it holds in Standard Pacific of Walnut Hills, Inc. and Talega Associates, LLC. See “—Pledge Agreement,” below. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. There can be no assurance that such limitation would be enforced by a court considering the issue. For instance, in a recent Florida bankruptcy case, this type of limitation was found to be ineffective to preserve the subsidiary guarantees challenged in such case. If notwithstanding such limitation a Guarantee of a Guarantor subsidiary were avoided, the notes would be structurally subordinated to the obligations of such subsidiary. See “Risk Factors—The guarantees and pledges of stock by guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require noteholders to return payments received from the guarantors.” Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective adjusted net assets (as defined) of all the Guarantors at the time of such payment.

As described under “—Certain covenants—Future subsidiary guarantees,” any Restricted Subsidiary that guarantees certain Indebtedness also will be required to provide a Guarantee of the notes and the Indenture.

The Guarantee of a Guarantor will be released upon:

(a)	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

(b)	discharge of the Indenture or defeasance of the notes, as provided under the heading “—Discharge and defeasance”;

(c)	any Restricted Subsidiary ceasing to be a Restricted Subsidiary as a result of the Company, directly or indirectly, owning less than 80% of such Subsidiary;

(d)	any Guarantor ceasing to guarantee all Other Public Notes and any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States; or

(e)	the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

and in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the notes without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the notes. In the event of a transfer of all or substantially all of the assets or Capital Stock of such Guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee with respect to the notes upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the notes.

Security

The notes will be initially secured, on an equal and ratable basis with our obligations under the Bank Credit Facilities and the Other Senior Public Notes, by a pledge of the equity interests of certain of our subsidiaries. The pledge in favor of the lenders under the Bank Credit Facilities may be released by such lenders in certain circumstances or may be terminated when all obligations in respect of the pledge have been paid in full, and in either case, the pledge securing the notes (and the Other Senior Public Notes) will be automatically released.

Pledge Agreement

Each pledgor under the Pledge Agreement pledges, assigns and grants to the Collateral Agent, for the equal and ratable benefit of the Creditors (as defined therein), a lien on the collateral specified therein. Such collateral includes the Company’s equity interests in Standard Pacific of Arizona, Inc., Standard Pacific of Las Vegas, Inc., Standard Pacific of South Florida GP, Inc., Westfield Homes USA, Inc., Standard Pacific of Texas, Inc. and Standard Pacific of Tonner Hills, LLC, and Standard Pacific of Orange County, Inc.’s equity interests in Talega Associates, LLC and Standard Pacific of Walnut Hills, Inc. The Pledge Agreement secures, subject to certain limitations set forth in the Pledge Agreement and the Intercreditor Agreement, the Company’s obligations under the Bank Credit Facilities, certain Hedge Obligations (as defined in the Pledge Agreement) and the Other Senior Public Notes (and will secure the notes). The Pledge Agreement, and the collateral thereunder, may secure additional obligations of the Company and its subsidiaries in the future. Only the Collateral Agent may exercise remedies under the Pledge Agreement. The pledged collateral may be released under certain circumstances without the consent of the holders of the notes. The Pledge Agreement may be terminated without the consent of the holders of the notes when all obligations under the Term Loan B Facility have been paid in full as long as no Event of Default has occurred and is continuing.

Intercreditor Agreement

In connection with the pledge of Collateral under the Pledge Agreement, to secure the notes on an equal and ratable basis with the other obligations secured by the Pledge Agreement, the Trustee will become a party to the Intercreditor Agreement.

The Intercreditor Agreement sets forth, among other things, the agreement of creditor representatives (which include the agent under the Bank Credit Facility, the trustees for the Other Senior Public Notes and the Trustee) on behalf of their respective groups of creditors and the holders of the notes, that the liens granted to the Collateral Agent shall be for the equal, ratable and pari passu benefit of such groups. The Intercreditor Agreement provides procedures pursuant to which additional indebtedness of the Company, such as the indebtedness represented by the notes, may be secured by the Collateral. The amount of any such additional indebtedness is not limited by the terms of the Intercreditor Agreement.

A Trigger Event under the Intercreditor Agreement consists of either (i) a bankruptcy, insolvency or similar event with respect to the Company or any of its Subsidiaries having assets in excess of $100 million (subject to certain grace periods in the case of an involuntary bankruptcy), or (ii) the actual acceleration of obligations secured by the Collateral in a principal amount in excess of $100 million. Upon the occurrence of a Trigger Event, the creditor representative of any creditor group which asserts the Trigger Event may unilaterally direct the Collateral Agent in writing to proceed to enforce the liens granted in its favor (an “Enforcement Order”), whereupon the creditor representatives are required to form a committee of the creditor representatives to determine the order and manner in which the remedies of the Collateral Agent shall be exercised. The Intercreditor Agreement provides that no creditor or creditor representative will be permitted to exercise any remedy provided by the Pledge Agreement or by law or equity for the purpose of realizing upon the liens in the Collateral unless (i) an Enforcement Order was provided to the Collateral Agent and the Collateral Agent failed to act within 30 days, or (ii) all creditor representatives consent in writing.

The Intercreditor Agreement provides that (unless otherwise specifically provided in the Intercreditor Agreement or required by applicable law) money received from the enforcement of any lien under the Pledge Agreement be applied by the Collateral Agent to the ratable payment of the Qualified Obligations (as defined in the Intercreditor Agreement) (or to be held as Collateral for Qualified Obligations not yet due and payable) but only after payment (i) to the Collateral Agent (in such capacity and not as a creditor representative) in an amount equal to its costs, fees and expenses (including attorney’s fees) under the Intercreditor Agreement, and (ii) to each creditor or creditor representative which has advanced funds to the Collateral Agent in respect of certain specified costs, expenses and indemnities of the Collateral Agent, ratably in accordance with the amounts so advanced.

The Intercreditor Agreement provides that in the event of certain bankruptcy or insolvency proceedings, the Collateral Agent (acting on the instructions of the Majority Representatives (as defined in the Intercreditor Agreement, but generally a majority in principal amount of the outstanding Qualified Obligations)) shall represent all creditors in connection with all matters directly relating solely to the Collateral, including, without limitation, use, sale or lease of Collateral, use of cash collateral, relief from the automatic stay and adequate protection. Proceeds of any Collateral received by any creditor as a result of or during any Bankruptcy Proceeding are required to be delivered to the Collateral Agent for distribution in accordance with the Intercreditor Agreement (as described in the preceding paragraph).

Release and subordination of collateral

Subject to the next succeeding paragraph, Collateral may be released from the lien and security interest created by the Collateral Documents at any time or from time to time at the sole cost and expense of the Company only as expressly permitted by the Collateral Documents. The Collateral Documents provide for such release, without any consent from the holders of the notes, upon, among other things, (i) the authorization of the agent under the Term Loan B Credit Agreement, and (ii) sales of Collateral permitted under the Pledge Agreement. In addition, Collateral comprising shares of a subsidiary of the Company may be released upon satisfaction of certain collateral coverage requirements specified in the Pledge Agreement.

In addition, liens in respect of the notes may be released upon the request of the Company and the Guarantors pursuant to an officers’ certificate certifying that all conditions precedent under the Indenture have been met, and without the consent of any holder of the notes, the Company and the Guarantors will be entitled to releases of the liens securing the notes under any one or more of the following circumstances:

(a)	payment in full of the principal of, accrued and unpaid interest and premium, if any, on the notes and any other obligations in respect of the notes;

(b)	with the consent of at least 75% in aggregate principal amount of the notes;

(c)	upon discharge of the Indenture, as provided under the heading “—Discharge and defeasance”; or

(d)	upon defeasance of the notes, as provided under the heading “—Discharge and defeasance.”

The release of any Collateral from the lien of any Collateral Document or the subordination of any lien of any Collateral Document shall not be deemed to impair such lien or the Collateral under the Collateral Documents in contravention of the provisions of the Indenture or such Collateral Document if and to the extent the Collateral or lien is released or subordinated pursuant to, and in accordance with, the Indenture and such Collateral Document.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder shall have the right to require that the Company repurchase all or a portion of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the occurrence of a Change of Control Triggering Event but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating:

•

that a Change of Control Triggering Event has occurred or will occur and that such holder has the right to require the Company to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts and relevant financial information regarding such Change of Control Triggering Event;

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

•

if mailed prior to the occurrence of a Change of Control Triggering Event, that the right to require the Company to purchase such holder’s notes is conditioned on the Change of Control Triggering Event occurring on or prior to the repurchase date specified in such notice; and

•	the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its notes repurchased.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Upon the occurrence of a change of control (which term is defined broadly under the Bank Credit Facility), the agent under the Bank Credit Facility may declare an event of default under the Bank Credit Facility (unless the facility is prepaid and terminated) and any amounts owed thereunder would be due and payable. The occurrence of a Change of Control will also constitute a change of control under the indentures governing the Other Public Notes, providing each holder of Other Public Notes the right to require the Company to repurchase such notes. However, the right to require the company to repurchase such Other Public Notes upon a Change of Control is not also conditioned upon a Rating Decline, so there may be circumstances where the Company would be required to purchase Other Public Notes but not the notes. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control or Change of Control Triggering Event. The Company’s failure to purchase the notes in connection with a Change of Control Triggering Event would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

Except as described above, to the extent permitted by the Indenture, the Company could enter into transactions such as acquisitions, refinancings, recapitalizations or highly leveraged transactions that would not result in a Change of Control requiring the Company to repurchase the notes. In addition, the definition of Change of Control in the Indenture includes the sale of “all or substantially all” of the assets of the Company. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the Indenture. Accordingly, upon a sale of less than all of the assets of the Company, the ability of a holder of notes to require the Company to repurchase such notes may be uncertain.

Certain covenants

The Indenture does not include any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities for the benefit of the notes nor does it include any covenants or other provisions intended to protect holders of the notes in the event of a highly leveraged transaction, other than with respect to certain change of control transactions. See “—Change of Control Triggering Event.”

Restrictions on Secured Indebtedness

The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, Incur any Secured Indebtedness unless the notes will be secured equally and ratably with (or prior to) such Secured Indebtedness, with certain exceptions. This restriction does not prohibit the Incurrence of Secured Indebtedness which is secured by:

(a)	Liens on model homes, homes under construction, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures, equipment located thereat or thereon and other related property customarily included as collateral under mortgages, deeds of trust and related documents for a homebuilding or other land development project;

(b)	Liens on assets at the time of their acquisition by the Company or a Restricted Subsidiary, including Capital Lease Obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(c)	Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(d)	Liens incurred in connection with pollution control, industrial revenue, water sewage or any similar item; and

(e)	Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Indebtedness permitted at the time of the original Incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may Incur Secured Indebtedness, without equally or ratably securing the notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding (i) Secured Indebtedness permitted under clauses (a) through (e) above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) and (ii) any Secured Indebtedness in relation to which the notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) under “—Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness, and will not restrict or limit our or our Restricted Subsidiaries’ ability to Incur any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to Incur any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(a)	notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(b)	fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company and communicated in writing to the Trustee); and

(c)	the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of (i) the notes or any Other Senior Public Notes (including the cancellation by the Trustee of any notes or Other Senior Public Notes delivered by the Company to the Trustee or the trustee of such Other Senior Public Notes), (ii) other Indebtedness of the Company that ranks equally with the notes, including under the Bank Credit Facility, or (iii) Indebtedness of any Guarantor that ranks equally with its Guarantee of the notes, or

•	to the purchase by the Company or any Restricted Subsidiary of the Company of property used in their respective businesses.

This provision will not apply to a Sale and Leaseback Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Company or a Restricted Subsidiary, (y) the date of the completion of the construction of that property or (z) the date of commencement of full operations on that property. In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction without satisfying the conditions set forth in clauses (a), (b) and (c) above if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding Secured Indebtedness permitted under clauses (a) through (e) described in “—Restrictions on Secured Indebtedness,” above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) or Secured Indebtedness in relation to which the notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Future subsidiary guarantees

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (other than guarantees in existence on the Original Issue Date, including the guarantees of the Other Public Notes by Pala Village Investments, Inc. in existence as of such date) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the notes on the same terms as the guarantee of such Other Public Notes or other notes issued under an indenture or comparable documents used in jurisdictions outside of the United States (except that the guarantee of the Subordinated Notes (and other notes that are subordinated to any notes issued under an indenture or comparable documents used in jurisdictions outside of the United States) shall be subordinated to the guarantee of the notes to the same extent as the Subordinated Notes are subordinated to the notes).

Designation of Restricted and Unrestricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, (a) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (b) make any additional Investment in any Unrestricted Subsidiary unless the amount of such Investment (or deemed Investment in the case of a designation), when taken together with all Investments (including by way of designation) made in Unrestricted Subsidiaries after the Original Issue Date, would not exceed the sum of (without duplication):

(i)	the aggregate amount of Restricted Payments (measured at the time of any proposed Investment) that would be permitted to be made pursuant to Section 4.08(c)(iii) (without giving effect to the other clauses of Section 4.08(c)) of the Company’s indenture (the “2016 Notes Indenture”) dated as of September 17, 2009 in respect of the Company’s 10.750% Senior Notes due 2016 (the “2016 Notes”); provided, however, that if the 2016 Notes are repaid, prepaid, redeemed, defeased, retired or otherwise cease to exist, “Unrestricted Subsidiary” and “Restricted Subsidiary”, as such terms are defined for purposes of the notes, shall be used for purposes of the foregoing calculation;

(ii)	100% of dividends or distributions (the fair market value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary; provided, however, that in the case of an Unrestricted Subsidiary that is created after the Original Issue Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Original Issue Date), such credit shall not exceed the amount of Investments by the Company and the Restricted Subsidiaries made in such Unrestricted Subsidiary after the Original Issue Date;

(iii)	the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed, in the case of any Unrestricted Subsidiary that is created after the Original Issue Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Original Issue Date), the amount of Investments made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary after the Original Issue Date; and

(iv)	$10.0 million.

The Company will not (A) permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless (1) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary complies with the provisions of the covenant described under “—Future subsidiary guarantees” or (B) permit any Unrestricted Subsidiary that is an Unrestricted Subsidiary under the 2016 Notes Indenture to be designated as a Restricted Subsidiary under the 2016 Notes Indenture unless it would be permitted to designate and concurrently does so designate such Subsidiary as a Restricted Subsidiary.

Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the Trustee, together with an officers’ certificate stating that the provisions of this covenant have been complied with in connection with such designation.

At the Original Issue Date, Standard Pacific Mortgage, Inc. and its Subsidiaries and Standard Pacific Investment Corp. and its Subsidiaries are Unrestricted Subsidiaries.

Mergers and sales of assets by the Company

The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless:

•

such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the notes; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Except as provided under “—Note Guarantees,” no Guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

•

the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under this Indenture (including its Guarantee of the notes) pursuant to an agreement reasonably satisfactory to the Trustee; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, that, nothing contained in the Indenture or in any of the notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any transfer of all or substantially all assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger or transfer between a Guarantor and the Company or another Guarantor, the Guarantee given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

Events of Default

The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the principal amount of the notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the notes may rescind such a declaration.

Under the Indenture, an Event of Default is defined as any of the following:

•	failure by the Company to pay the principal or premium of any note when due;

•	failure by the Company to pay any interest on any note when due, continuing for 30 days;

•

failure by the Company to comply with its other agreements in the notes or the Indenture upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the notes and (except in the case of a default with respect to the covenants described in “—Mergers and sales of assets by the Company”) the Company’s failure to cure such Default within 60 days after receipt by the Company of such notice;

•	certain events of bankruptcy or insolvency;

•

default under any mortgage, indenture (including the Base Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $25 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the notes and Non-Recourse Indebtedness) in the aggregate of $25 million or more becoming or being declared due and payable before it would otherwise become due and payable;

•

entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; or

•

except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

The Trustee shall give notice to holders of the notes of any continuing Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, to any Default other than a default in payment of principal of or interest on the notes, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. The Trustee may refuse to exercise any right or power under the Indenture at the direction of such holders if the Trustee has not been provided with indemnity satisfactory to it. No holder of notes will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

•	such holder shall have previously given the Trustee written notice of a continuing Event of Default;

•	the holders of at least a majority in aggregate principal amount of the outstanding notes shall have made a written request to the Trustee to pursue such remedy;

•	such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

•	the Trustee shall have failed to comply with the request within 60 days after receipt of such request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the notes have not given the Trustee a direction inconsistent with such request.

Notwithstanding the foregoing, the right of any holder of any note to receive payment of the principal of and interest on such note on the stated maturity expressed in such note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the notes may waive an existing Default or Event of Default and its consequences, other than: any Default or Event of Default in any payment of the principal of or interest on any note; or any Default or Event of Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each note as described in “—Modification and waiver” below.

The Company is required to deliver to the Trustee an annual certificate regarding compliance with the Indenture, and include in such certificate, if any Officer of the Company is aware of any Default or Event of Default, a statement describing such Default or Event of Default, if any.

Acceleration

Except with respect to an Event of Default due to certain bankruptcy or insolvency events, if an Event of Default has occurred and is continuing, the Trustee by notice to the Company, or the holders of at least 25% of the outstanding notes by notice to the Company and the Trustee, may declare all notes to be due and payable immediately. If there is an Event of Default due to certain bankruptcy or insolvency events, then the notes, without any declaration, notice or other act on the part of the Trustee and the Company or any holder, shall automatically be due and payable immediately. Holders of a majority in principal amount of outstanding notes may rescind an acceleration and its consequences (other than an acceleration due to nonpayment of principal of, or interest on, the notes); provided that the rescission does not conflict with any judgment or decree and all existing Events of Default (other than non-payment of accelerated principal and premium, if any) have been cured or waived.

Discharge and defeasance

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) when:

•

either (1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (2) all notes not delivered to the Trustee for cancellation have become due and payable, will become due and payable at stated maturity within one year or are to be called for redemption by the Company within one year pursuant to the provisions described under “—Optional redemption,” and the Company has irrevocably deposited or caused to be deposited in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the notes to their maturity or redemption,

•	the Company has paid all sums payable under the Indenture in respect of the notes, and

•	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be.

With respect to such discharge, the Company will also be required to deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to such discharge have been complied with.

In addition, the Company may terminate all its obligations under the Indenture as they relate to the notes at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the notes to their maturity or redemption, and

•

complying with other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Original Issue Date.

The Company may also terminate its obligations under the Indenture, other than the obligation to pay principal of and any interest on the notes and certain other obligations, at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and any interest on the notes to their maturity or redemption, and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Modification and waiver

The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the notes:

•	to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the notes or to surrender any right or power conferred in the Indenture upon the Company;

•	to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the notes;

•

to provide for guarantees pursuant to the covenant described under “—Certain covenants—Future subsidiary guarantees,” to provide for release of a Guarantor in compliance with the Indenture and to evidence the succession of another Person to such Guarantor and the assumption by it of the obligations of such Guarantor under the Indenture and such Guarantee;

•	to provide for the issuance of Additional Notes as permitted under the Indenture;

•

to provide for the acceptance of appointment under the Indenture of a successor Trustee and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to conform the text of the Indenture or the notes to any provision of this “Description of notes”;

•	to pledge additional collateral to secure the notes and Guarantees and to release the Collateral for the notes and Guarantees as provided in the Indenture; or

•	to make any other change that does not adversely affect the rights of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (including any consent obtained in connection with any purchase or exchange of or tender for notes), the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the notes; provided that no such supplemental indenture will, without the consent of the holder of each such note affected thereby:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any note;

•

reduce the principal of or change the fixed maturity of any note or alter the provisions (including related definitions) with respect to redemptions described under “—Optional redemption” or with respect to mandatory offers to repurchase notes described under “—Change of Control Triggering Event”;

•	make any note payable in money or at a place other than that stated in such note;

•	make any change in the “Waiver of Existing Defaults,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture;

•	adversely modify the ranking or priority of the notes, except for releases of Guarantees and Collateral for the notes permitted by the Indenture;

•

waive a continuing Default or Event of Default in the payment of principal of or interest on the notes; or release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

Holders of not less than a majority in principal amount of the outstanding notes may waive certain past Defaults or Events of Default and may waive compliance by the Company with certain of the restrictive covenants described above.

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its subsidiaries; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing law

The laws of the State of New York will govern the Indenture and the notes.

Reports to holders of the notes

So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Certain definitions

Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease Obligations included in any such Sale and Leaseback Transaction.

“Bank Credit Facility” means the Revolving Credit Facility, the Term Loan B Facility, any other bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Revolving Credit Facility, the Term Loan B Facility or any other bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as any such Revolving Credit Facility, the Term Loan B Facility, bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall he deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

•

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

•

a “Change of Control” occurs under any of the Other Public Notes or any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Collateral” means the property of the Company and the Pledgor Subsidiaries which is at any time subject to the Pledge Agreement.

“Collateral Agent” means Bank of America, NA., in its capacity all Collateral Agent under the Pledge Agreement and the Intercreditor Agreement, and its successors, assigns and replacements in such capacity.

“Collateral Documents” means, collectively, the Pledge Agreement, the Intercreditor Agreement and any agreements, documents, or instruments (including U CC financing statements) required to be executed or delivered pursuant to the foregoing and relating to the Collateral referred to therein, in each case as amended or modified from time to time.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Company and the Restricted Subsidiaries (not including the Company) under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)	all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Required Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

•	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

•	is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of the notes.

Notwithstanding the foregoing, “Disqualified Stock” shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under “—Change of Control Triggering Event” above.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Guarantor” means all of our subsidiaries that execute the Indenture on the Original Issue Date and any Restricted Subsidiary that subsequently executes a Guarantee of the notes pursuant to the terms of the Indenture, until such time as any such subsidiary is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security or a payment-in-kind security, neither the accrual or capitalization of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term ‘‘Incurrence’’ when used as a noun shall have a correlative meaning.

“Indebtedness” means on any date of determination (without duplication),

(1)	the principal of and premium (if any) in respect of:

(A)	indebtedness of such Person for money borrowed, and

(B)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capitalized Lease Obligations of such Person;

(3)

all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligations, of any contingent obligations as described above at such date. However, in the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness. In addition, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(1)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(2)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such Property shall be valued at its fair market value at the time of such Investment as determined by the Board of Directors, in good faith.

“Intercreditor Agreement” means the Collateral Agent and Intercreditor Agreement dated as of May 3, 2006 among the Collateral Agent, the Trustee, the Company, the Pledgor Subsidiaries and the Creditor Representatives referred to therein, as amended, supplemented and otherwise modified from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge or security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a Lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Issue Date” means the date of the original issue of the notes offered hereby pursuant to the Indenture.

“Other Public Notes” means the Company’s 10¾% Senior Notes due 2016, the Company’s 7% Senior Notes due 2015, the Company’s 6¼% Senior Notes due 2014, the Company’s 9¼% Senior

Subordinated Notes due 2012, the Company’s 6% Convertible Senior Subordinated Notes due 2012, the Company’s 6 7/8% Senior Notes due 2011, and the Company’s 6½% Senior Notes due 2010.

“Other Senior Public Notes” means the Other Public Notes excluding the Subordinated Notes.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement dated as of May 3, 2006 among Standard Pacific, the Subsidiaries of Standard Pacific party thereto and the Collateral Agent granting a lien to the Collateral Agent for the benefit of the holders of the Qualified Obligations, in each case as at any time amended, modified, supplemented, renewed or extended.

“Pledgor Subsidiaries” has the meaning given in the Pledge Agreement.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Obligations” has the meaning given in the Pledge Agreement and includes the Obligations under the notes and the Indenture.

“Rating Agencies” means (a) each of S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Rating Category” means:

(1)	with respect to S&P and Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	with respect to any other Rating Agency, those categories most closely approximating those set forth in (1) or (2) above.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and — for S&P and Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for any other Rating Agency) will be taken into account (e.g., with respect to S&P and Fitch a decline in rating from BB+ to BB, as well as from BB— to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the notes by at least two of the three Rating Agencies during the period commencing on the Rating

Date and ending 60 days after the applicable Change of Control (which period will be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). If less than three Rating Agencies are rating the notes on any Rating Date, the ratings of the Rating Agency (or Rating Agencies) not rating the notes will be deemed to have decreased by one or more gradations within Rating Categories or between Rating Categories until three Rating Agencies rate the notes.

“Restricted Subsidiary” means any 80% or more owned Subsidiary that has not been designated an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Revolving Credit Agreement (the “Credit Agreement”), dated as of August 31, 2005 among the Company, the several financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent, and the other Loan Documents (as defined in the Credit Agreement) or other analogous documents entered into in connection with any refinancing, restructuring, renewal, extension, refunding, replacement or increase thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiaries as additional direct obligors thereunder.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in any Person or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a Person in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness of any Subsidiary that was formed for and is engaged in homebuilding or land development operations which is secured principally by unimproved land (whether entitled or unentitled), improved land (including lots under development), housing units under construction, completed housing units and other related property customarily included as collateral under mortgages, deeds of trust and related documents for homebuilding or land development operations. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Subordinated Notes” means the Company’s 9¼% Senior Subordinated Notes due 2012 and the 6% Convertible Senior Subordinated Notes due 2012.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any Person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Term Loan B Facility” means that certain Term Loan B Credit Agreement (the “Term Loan B Credit Agreement”), dated as of May 5, 2006 among the Company, the several financial institutions from time to time party thereto and Bank of America, N .A., as administrative agent, and the other Loan Documents (as defined in the Term Loan B Credit Agreement) or other analogous documents entered into in connection with any refinancing, restructuring, renewal, extension, refunding, replacement or increase thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiaries as additional direct obligors thereunder.

“Trigger Event” has the meaning given in the Intercreditor Agreement.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Unrestricted Subsidiary” means: (i) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest; (ii) any 80% or more owned Subsidiary which in accordance with the covenant described under “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries” has been designated in a resolution adopted by the Board of Directors as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the covenant described under “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries” hereof, be designated by a resolution of the Board of Directors as a Restricted Subsidiary; and (iii) any 80% or more owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

The notes initially will be represented by notes in registered global form (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for the notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own the notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the notes represented by such Global Note purchased by such participants in the offering. Such accounts shall be designated by the underwriters. Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on the notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, as the case may be, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’ s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’ s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clear stream will be effected in accordance with their respective rules and operating procedures. Cross market transfers between the participants in DTC, on the one hand, and Euroclear or Clear stream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clear stream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of the notes, as the case may be, only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the notes and the Indenture. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of the notes under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice,

(b)	the Company in its discretion at any time determines not to have all the notes represented by such Global Note, or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes, and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Certain U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, as of the date hereof. This summary deals only with notes held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•

tax consequences to persons holding notes as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, or the Code;

•	tax consequences to U.S. holders of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

If you are considering the purchase of the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of the notes. “U.S. holder” means a beneficial owner of a note for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

In the event that the notes are issued with OID (as defined below), this discussion assumes that a U.S. holder has not made an election to treat stated interest on the notes as OID (as discussed below).

Stated interest

Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note will generally equal the excess of the principal amount of a note over its “issue price.” The “issue price” of a note generally is the first price at which a substantial amount of the “issue” of the notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

In the event that the notes are issued with OID, a U.S. holder (whether a cash or accrual method taxpayer) will be required to include in gross income all OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the note as of the beginning of such period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the qualified stated interest allocable to that accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID.

A U.S. holder will not be required to recognize any additional income upon the receipt of any payment on the notes that is attributable to previously accrued OID (if any).

Election to Treat All Interest as Original Issue Discount

A U.S. holder may elect to include in gross income all interest that accrues on the notes using the constant-yield method described above under “—Original Issue Discount,” with certain modifications. For purposes of this election, interest includes stated interest and OID. This election generally applies only to the note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service, or the IRS. U.S. holders should consult their tax advisors concerning the consequences of this election.

Sale, exchange, redemption or certain other dispositions of the notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or certain other dispositions of a note equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note, increased by OID (if any) previously includible in income by the U.S. holder. . Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A non-corporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Information reporting and backup withholding

When required, we or our paying agent will report to the holders of the notes and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest and OID (if any) payments made on the notes and proceeds from the sale of the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to non-U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. The term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated interest and OID

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of payments of stated interest or OID (if any) on the notes provided that:

•	interest or OID (if any) paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest or OID (if any) on a note is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest or OID (if any) will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest or OID (if any) paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest or OID (if any) on the notes is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest or OID (if any) on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, exchange, redemption or other disposition of the notes

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest or OID (if any) paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments or OID payments (if any) and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest and OID (if any) that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to non-U.S. holders—Stated interest and OID.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on interest payments on, or gross proceeds from the sale or other disposition of, certain obligations paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. These withholding obligations do not apply to interest payments on, or gross sale proceeds from sale or disposition of, obligations outstanding prior to March 18, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain United States persons who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of debt obligations for taxable years beginning after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement that we have entered into with the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes set forth opposite that underwriter’s name.

Name	Principal amount of notes

J.P. Morgan Securities Inc.	$240,000,000
Broadpoint Capital, Inc.	60,000,000

Total	$300,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement and the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 0.375% per note. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of notes may be made by affiliates of the underwriters.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Each underwriter has advised us that it currently intends to make a market in the notes, but it is not obligated to do so. Each underwriter may discontinue any market making in the notes at any time at its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

Commissions and expenses

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The underwriting fee is $13.75 per note. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters.

Underwriting discounts and commission

Per Note	$13.75
Total	$4,125,000

We estimate that the total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $600,000.

No sale of similar securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act any debt securities issued or guaranteed by us and having a maturity of more than one year, or securities convertible into or exchangeable or exercisable for such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any such securities (regardless of whether any of these transactions are to be settled by the delivery of such securities or other securities, in cash or otherwise), or publicly disclose our intention to make any such offer, sale, pledge, disposition or filing or enter into any such arrangement, other than debt securities issued in the ordinary course and secured by land purchases, community development district or similar bond financings on a private basis and letters of credit under the Company’s revolving credit facility, in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 30 days after the date of the underwriting agreement.

Price stabilization and short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Conflicts of interest

We and one of the underwriters are under common control. MatlinPatterson FA Acquisition LLC, an affiliate of our principal stockholder, MP CA Homes LLC, owns approximately 30% of the voting power of the common stock of Broadpoint Gleacher Securities Group, Inc., the parent company of Broadpoint Capital, Inc. Because the conditions of FINRA Rule 2720(a)(1)(A) are satisfied, a qualified independent underwriter is not required.

In addition, certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, an affiliate of J.P. Morgan Securities Inc. is a lender under letters of credit relating to our revolving credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Delivery

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the eighth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+8”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next five succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next five succeeding business days should consult their own advisors.

Foreign jurisdictions

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/ 71/EC and includes any relevant implementing measure in each Relevant Member State.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements as of December 31, 2009 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Legal matters

Gibson, Dunn & Crutcher LLP of Los Angeles, California and New York, New York will issue an opinion with respect to the validity of the securities offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

P R O S P E C T U S

STANDARD PACIFIC CORP.

$600,000,000

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Standard Pacific Corp.’s debt securities, the full and unconditional guarantee of its obligations under its debt securities by certain of its wholly owned subsidiaries, and its preferred stock, common stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units and units of these securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $600,000,000. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Standard Pacific Corp. is listed on the New York Stock Exchange under the symbol “SPF.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2008.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and consolidated subsidiaries.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $600,000,000.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	preferred stock of Standard Pacific Corp.;

•	common stock of Standard Pacific Corp.;

•	depositary shares of Standard Pacific Corp.;

•

warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•

rights to purchase Standard Pacific Corp. common stock, preferred stock, depositary shares or debt securities; which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	stock purchase contracts issued by Standard Pacific Corp.;

•	stock purchase units issued by Standard Pacific Corp.; and

•	units consisting of any of the above securities.

We may issue debt securities convertible into shares of Standard Pacific Corp. common or preferred stock. The preferred stock issued may also be convertible into shares of Standard Pacific Corp. common stock or another series of its preferred stock.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan areas in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 101,000 families during our 42-year history.

For the year ended December 31, 2007, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	29%
Florida	17
Arizona	14
Texas	13
Carolinas	13
Colorado	5
Nevada	1
Discontinued operations	8

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Standard Pacific Mortgage, SPH Home Mortgage, Universal Land Title of South Florida and SPH Title.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2007	2006		2005		2004		2003
Ratio of earnings to fixed charges(1)	—(2)	2.6	x	8.0	x	6.8	x	5.2	x

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in costs of sales, (c) interest portion of rent expense, and (d) income from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $6.1 million, $6.4 million, $3.8 million, $1.7 million and $1.7 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

(2)	For the year ended December 31, 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $655.3 million.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of our board of directors or the percentage of members, if any, of our board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stock.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of our board of directors or the percentage of members, if any, of our board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of such series, but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stock, and the board could take that action without stockholder approval.

Depositary Shares

We may, at our option, elect to offer fractional shares of either preferred stock or a new series of common stock, rather than full shares of preferred stock or common stock (as applicable). If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of either a share of the particular series of preferred stock or common stock.

The shares of any series of preferred stock or common stock (as applicable) underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and identified in the applicable prospectus supplement. The depositary will have its principal office in the United States and, with its affiliates, a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock or common stock (as applicable) underlying that depositary share, and to all the rights and preferences of the preferred stock or common stock (as applicable) underlying that depositary share. Those rights include proportionate dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons purchasing the fractional shares of preferred stock or common stock (as applicable) underlying the depositary shares, in accordance with the terms of the offering.

We will describe in the applicable prospectus supplement the terms of the deposit agreement and the rights of the holders of the depositary shares, among other matters.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including any shares sold pursuant to this prospectus, will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are redeemed, exchanged, distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation sets forth additional required approvals for business combinations with (1) a stockholder that owns 5% or more of our voting stock, or (2) is an affiliate or associate of ours and was the owner of 5% or more of our voting stock at any time within the three-year period prior to the determination time, or (3) is an affiliate or associate of the persons described in (1) and (2).

•

Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, or under new indentures substantially in the form thereof to be entered into with a trustee chosen by us, in each case modified or supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any new indentures and any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect 100% owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indentures governing our outstanding securities provide that, in the event that any guarantee of a Guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable Guarantor, result in the obligations of such Guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any Guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such Guarantor as an Unrestricted Subsidiary (as defined in the indenture), in accordance with the terms of the indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•

default by us in the observance or performance of any covenants in the indenture or the notes of that series, provided that with respect to certain of those covenants, we have 60 days to cure such default after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee determines it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of such series of debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all of the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any default or event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

The indenture provides that we, at our option, may:

•

terminate all our obligations under any covenant in the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the indenture; and

•

terminate all of our obligations under the indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such series of debt securities.

To exercise any such option, we are required, among other things, to:

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deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations or a combination thereof in an amount and at such times sufficient to pay principal of and any interest on the debt securities of that series to their maturity or redemption, and

•

comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•

appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock, common stock or depositary shares and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including:

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the warrants which may be exercised at any time; and

•	any limitations relating to the exchange and exercise of such warrants;

•

in the case of warrants to purchase our preferred stock, common stock or depositary shares, any provisions for adjustment of the number or amount of shares of our preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

•

in the case of warrants to purchase preferred stock or depositary shares for preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•

if applicable, the number of warrants issued with each share of our preferred or common stock, depositary shares or debt securities, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•

in the case of warrants for the purchase of preferred or common stock or depositary shares, the right to vote or to receive any payments of dividends on the preferred or common stock or depositary shares purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations to the extent set forth in the prospectus supplement.

RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•

the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number or variable number of shares of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and our debt securities, preferred stock, depositary shares, any other securities described in the applicable prospectus supplement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. Material federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

UNITS

We may issue units, which will consist of one or more stock purchase contracts, warrants, debt securities, guarantees, depositary shares, rights, preferred stock, common stock or any combination thereof. The applicable prospectus supplement for any units will describe:

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all terms of the units and of the stock purchase contracts, warrants, debt securities, guarantees, depositary shares, rights, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Current Reports on Form 8-K filed February 5, 2008 (reporting under Items 5.02 and 9.01) and February 5, 2008 (with respect to Item 1.01 only);

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. Robert K. Montgomery, a retired partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 60,000 shares of our common stock and $300,000 of our notes on the date of this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

Standard Pacific Corp.